EXHIBIT 2
                                                                  ---------

                                                             EXECUTION COPY






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                         STOCK PURCHASE AGREEMENT


                                  between


                           AMERICAN BRANDS, INC.


                                    and


                          B.A.T INDUSTRIES P.L.C.



                   ------------------------------------

                        Dated as of April 26, 1994

                   ------------------------------------


                                  SALE OF
                       THE AMERICAN TOBACCO COMPANY








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

                             TABLE OF CONTENTS


                                                          Page in Executed
SECTION                                           Page         Version
- -------                                           ----     ---------------
 1.  Purchase and Sale of the Shares               1                 1
 2.  Closing                                       1                 1
 3.  Conditions to Closing                         1                 2
 4.  Representations and Warranties of Seller      4                 5
 5.  Covenants of Seller                          26                38
 6.  Representations and Warranties of Buyer      36                52
 7.  Covenants of Buyer                           37                53
 8.  Mutual Covenants                             37                54
 9.  Employee and Related Matters                 42                61
10.  Further Assurances                           44                63
11.  Indemnification                              44                63
12.  Tax Matters                                  54                77
13.  Assignment                                   59                84
14.  No Third-Party Beneficiaries                 59                85
15.  Termination                                  59                85
16.  Survival of Representations                  60                86
17.  Expenses                                     60                86
18.  Amendments; Waivers                          60                87
19.  Notices                                      61                87
20.  Interpretation; Exhibits and Schedules;
       Certain Definitions                        62                88
21.  Counterparts                                 62                89
22.  Entire Agreement                             62                89
23.  Fees                                         63                90
24.  Severability                                 63                90
25.  Consent to Jurisdiction                      63                90
26.  Commencement of Action, Suit or Proceeding   63                91
27.  Governing Law                                64                91

Exhibit A     Form of Opinion of Counsel to Seller
Exhibit B-1   Form of Opinion of Counsel to Buyer
Exhibit B-2   Form of Opinion of Counsel to B&W
Exhibit C     Form of Opinion of The Solicitor of Buyer
Exhibit D     Form of Opinion of General Counsel to B&W
Exhibit E     Form of Indemnification Agreement
Exhibit F     Form of Section 5(g)(iii) Certificate
Exhibit G     Form of Co-Existence Agreement

                                                             EXECUTION COPY

                    STOCK PURCHASE AGREEMENT dated as of April 26, 1994,
               between AMERICAN BRANDS, INC., a Delaware corporation ("Seller"), and B.A.T INDUSTRIES P.L.C., a public limited company incorporated under the laws of England ("Buyer").


          Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the issued and outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of The American Tobacco Company, a Delaware corporation and wholly owned subsidiary of Seller (the "Company").

          Accordingly, Seller and Buyer hereby agree as follows:

          1. PURCHASE AND SALE OF THE SHARES. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Shares for an aggregate purchase price of $1,000,000,000 (the "Purchase Price"), payable as set forth below in Section 2.

          2. CLOSING. The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Chadbourne & Parke, 30 Rockefeller Plaza, New York, New York at 10:00 a.m. on the date that is four business days after the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or, if the other conditions to the Closing set forth in
Section 3 shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied (the date on which the Closing occurs being hereinafter referred to as the "Closing Date"). At the Closing, (i) Buyer shall deliver to Seller, by wire transfer to a bank account designated in writing by Seller at least two business days prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price and (ii) Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

          3. CONDITIONS TO CLOSING. (a) Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          (i) The representations and warranties of Seller made in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except that it shall not be a condition of the Closing if such representations and warranties are untrue or incorrect in respects that, in the aggregate, would not have a Material Adverse Effect (as hereinafter defined). Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized executive officer of Seller confirming the foregoing.

          (ii) Since the date of this Agreement, there shall not have been any material adverse change in the business, assets, financial condition or results of operations or prospects of the Company and the Subsidiaries (as hereinafter defined), taken as a whole, including any such change arising out of adverse developments in any lawsuit or proceeding pending or threatened against the Company or any of the Subsidiaries.

          (iii) Buyer shall have received an opinion dated the Closing Date of Chadbourne & Parke, counsel to Seller, substantially in the form of Exhibit A.

          (iv) No statute, law, ordinance, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order, judgment or decree enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), which restrains or prohibits the purchase and sale of the Shares or which imposes any prohibition, limitation or other requirement of the type set forth in clauses (B), (C) and (D) of Section 3(a)(v) shall be in effect.

          (v) There shall not be pending or threatened by any Federal Governmental Entity any suit, action or proceeding (or pending by any state Governmental Entity any suit, action or proceeding which has a reasonable likelihood of success) (A) challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its subsidiaries in connection with the purchase and sale of the Shares any material damages, (B) seeking to prohibit or limit the ownership or operation by Buyer, the Company or any of their respective subsidiaries of any material portion of the business or assets of Buyer and its subsidiaries, taken as a whole, or Brown & Williamson Tobacco Corporation, a Delaware corporation ("B&W"), or the Company and the Subsidiaries, taken as a whole, or seeking to compel Buyer, the Company or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Buyer and its subsidiaries, taken as a whole, or B&W, or the Company and the Subsidiaries, taken as a whole, in each case as a result of the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement, (C) seeking to impose limitations on the ability of Buyer or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company, or (D) seeking to prohibit Buyer or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Subsidiaries, taken as a whole.

          (vi) The waiting period under the HSR Act shall have expired or been terminated.

          (vii) The closing of the transactions contemplated by the Business Purchase Agreement dated April 22, 1994, between British American Tobacco Company Limited and Seller's English Company (as hereinafter defined) shall occur in accordance with its terms simultaneously with the Closing, except that it shall not be a condition of the Closing if such closing shall not occur by reason of a default thereunder by Buyer.

          (b) SELLER'S OBLIGATION. The obligation of Seller to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

          (i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except that it shall not be a condition of the Closing if such representations and warranties are untrue or incorrect in respects that, in the aggregate, would not have a material adverse effect on Buyer's ability to effect the transactions contemplated hereby. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized senior officer of Buyer confirming the foregoing.

          (ii) Seller shall have received (A) an opinion dated the Closing Date of Cravath, Swaine & Moore, counsel to Buyer, substantially in the form of Exhibit B-1, (B) an opinion dated the Closing Date of King & Spalding, counsel to B&W, substantially in the form of Exhibit B-2,
     (C) an opinion dated the Closing Date of Stuart P. Chalfen, The Solicitor of Buyer, substantially in the form of Exhibit C, and (D) an opinion dated the Closing Date of F. Anthony Burke, Esq., General Counsel of B&W, substantially in the form of Exhibit D.

          (iii) No statute, law, ordinance, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order, judgment or decree enacted, entered, promulgated, enforced or issued by any Governmental Entity which restrains or prohibits the purchase and sale of the Shares shall be in effect.

          (iv) There shall not be pending or threatened by any Federal Governmental Entity any suit, action or proceeding (or pending by any state Governmental Entity any suit, action or proceeding which has a reasonable likelihood of success), seeking to obtain material damages from Seller or any of its subsidiaries in connection with the purchase and sale of the Shares.

          (v) The waiting period under the HSR Act shall have expired or been terminated.

          (vi) B&W shall have executed and delivered to Seller an indemnification agreement in the form of Exhibit E.

          4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

          (a) AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) NO CONFLICTS; CONSENTS. Except as set forth in Schedule 4(b), the execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of any person or to loss of a material right under (other than to the possible loss of a material right under a contract or agreement that by its terms is terminable at will under any circumstances), or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the Certificate of Incorporation or By-laws of Seller or the Company or the comparable governing instruments of any Subsidiary, (ii) any of the Contracts (as hereinafter defined) or any other material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller, the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable as of the date hereof, or any decree entered into or otherwise consented to by Seller, the Company or any Subsidiary after the execution of this Agreement and on or prior to the Closing Date applicable as of the Closing Date, to Seller, the Company or any Subsidiary or their respective properties or assets (clauses (i), (ii) and (iii), the "Documents and Laws"), other than, in the case of clause
(ii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations or prospects of the Company and the Subsidiaries, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby (a "Material Adverse Effect"). Except as set forth in Schedule 4(b), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any

Governmental Entity is required to be obtained or made by or with respect to Seller, the Company or any Subsidiary or any of their respective affiliates or Buyer or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than (I) compliance with and filings under the HSR Act, (II) compliance with and filings under
Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (III) compliance with and filings and notifications under applicable environmental laws, (IV) the obtaining of any permits from the Bureau of Alcohol, Tobacco and Firearms ("ATF") required under 27 C.F.R.
S 270 and (V) those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated hereby.

          (c) THE SHARES. Seller has good and valid title to the Shares, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Buyer or its affiliates. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

          (d) ORGANIZATION AND STANDING; BOOKS AND RECORDS. (i) Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth in Schedule 4(d). Each of the Company and the Subsidiaries has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the Company and the Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. A list of the jurisdictions in which the Company and the Subsidiaries are so qualified as of the date hereof is set forth in Schedule 4(d). Neither the Company nor any of the Subsidiaries is subject to, bound by or a party to any contract, agreement or other instrument, or subject to any charter or other corporate restriction, which has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The term "Subsidiary" means each person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

          (ii) Seller has prior to the execution of this Agreement delivered to Buyer true and complete copies of (A) the Certificate of Incorporation and By-laws, each as amended to date, of the Company and

(B) the comparable governing instruments, each as amended to date, of each Subsidiary. Except as set forth in Schedule 4(d), the stock certificates and stock certificate books and minute books of the Company and each Subsidiary (which have been made available for inspection by Buyer prior to the date hereof) are true and complete.

          (e) CAPITAL STOCK OF THE COMPANY AND THE SUBSIDIARIES. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Seller is the record and beneficial owner of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. Schedule 4(e) sets forth for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 4(e), there are no shares of capital stock or other equity securities of any Subsidiary outstanding. Neither the Shares nor any shares of capital stock of any Subsidiary have been issued in violation of, and none of the Shares or such shares of capital stock are subject to any purchase option, call, right of first refusal or, except as set forth in Schedule 4(e), preemptive, subscription or similar right under, any provision of any applicable Documents and Laws. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Seller, the Company or any Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or any Subsidiary or (ii) that give any person the right to receive or benefit from any voting rights, dividend rights, liquidation rights or capital appreciation rights similar to those which the holders of shares of capital stock of the Company or any Subsidiary have or could have the right to receive or benefit from. Except as set forth in Schedule 4(e), there are no equity securities of the Company or any Subsidiary reserved for issuance for any purpose. The Company has good and valid title, directly or through one or more wholly owned subsidiaries, to all the outstanding shares of capital stock of each Subsidiary, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company or any Subsidiary may vote.

          (f) EQUITY INTERESTS. Except for the Subsidiaries and as set forth in Schedule 4(f), the Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other person and neither the Company nor any of the Subsidiaries is a member of or participant in any partnership, joint venture or similar person. Except as set forth in Schedule 4(f) and except for Gallaher Limited ("Seller's English Company") and its subsidiaries, neither Seller nor any of its affiliates (other than the Company and the Subsidiaries) owns any capital stock of or other equity interest in any corporation, partnership or other person, or is a member of or participant in any partnership, joint venture or similar person, that is engaged in the tobacco business.

          (g) FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. (i) Schedule 4(g) sets forth (A) the audited balance sheet of the Company as of December 31, 1992, and the audited statements of income and retained earnings and cash flows of the Company for the year then ended and (B) the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1993, and the audited consolidated statements of income and retained earnings and cash flows of the Company and the Subsidiaries for the year then ended, in each case together with the notes to such financial statements and the report of the independent auditors thereon (the financial statements described above, together with the notes to such financial statements, collectively, the "Financial Statements", and the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1993, the "Balance Sheet"). The Financial Statements have been prepared in conformity with United States generally accepted accounting principles ("GAAP") consistently applied (except as indicated in the notes thereto) and fairly present, respectively, the financial condition and results of operations of the Company, and the consolidated financial condition and results of operations of the Company and the Subsidiaries, as of the respective dates thereof and for the respective periods indicated.

          (ii) Schedule 4(g) sets forth the pro forma consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1993, which makes the pro forma adjustments described in the notes thereto to the historical financial information contained in the Balance Sheet, together with the examination report of the independent auditors thereon. The assumptions utilized in connection with such pro forma balance sheet provide a reasonable basis for presenting the effects of the events relating to such adjustments, such adjustments give appropriate effect to such assumptions and the pro forma financial information reflects the proper application of such adjustments to the Balance Sheet. Such adjustments only relate to (x) the assignment of the rights and obligations under the European Trademark Agreements as contemplated by Section 5(j) and
(y) the settlement of intercompany accounts contemplated by Section 8(e).

          (iii) As of the date hereof, the Company and the Subsidiaries do not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except (1) as disclosed, reflected or reserved against in the Balance Sheet or the notes thereto, (2) for liabilities or obligations of a nature which, in accordance with GAAP consistently applied, are not required to be disclosed, reflected or reserved against on a consolidated balance sheet of the Company and the Subsidiaries or in the notes thereto, (3) for liabilities or obligations set forth in the Schedules and (4) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement.

          (h) TAXES. (i) For purposes of this Agreement, (A) "Tax" or "Taxes" shall mean all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts;
(B) "Income Tax" or "Income Taxes" shall mean all Taxes (i) based upon, measured by, or calculated with respect to, gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains taxes, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real property gains, real or personal property transfer or other similar Taxes) and (ii) based upon, measured by, or calculated with respect to, multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i); (C) "Tax for a Tax Indemnification Period" or "Taxes for a Tax Indemnification Period" shall mean, in the case of Income Taxes, any Tax or Taxes with respect to a taxable period ending on or before the date of this Agreement or with respect to the portion ending on the date of this Agreement of any taxable period that includes (but does not end on) such date or, in the case of Taxes other than Income Taxes, any Tax or Taxes with respect to any taxable period ending on or before December 31, 1993 and any Tax or Taxes the due date for payment of which to the relevant Taxing Authority (as defined below), determined with regard to extensions, is on or before the date of this Agreement; (D) "Relevant Taxes" shall mean any Income Taxes and any corporate franchise, sales, use, excise, property, net worth or capital Taxes; (E) "Tax for the Post-Tax Indemnification Period" or "Taxes for the Post-Tax Indemnification Period" shall mean, in the case of Income Taxes, any Tax or Taxes for any taxable period (or portion of any taxable period) includible in the Post-Tax Indemnification Period, or, in the case of Taxes other than Income Taxes, any Tax or Taxes the due date for payment of which to the relevant Taxing Authority, determined with regard to extensions, is after the date of this Agreement (but, in each case, only to the extent such Income Tax or other Tax or Income Taxes or other Taxes do not constitute a "Tax for the Tax Indemnification Period" or "Taxes for the Tax Indemnification Period", as the case may be); (F) "Post-Tax Indemnification Period" shall mean (i) any taxable period that begins after the date of this Agreement and (ii) the portion beginning on the day after the date of this Agreement of any taxable period that begins on or prior to the date of this Agreement but ends after such date; (G) "Code" shall mean the Internal Revenue Code of 1986, as amended; (H) "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority; and (I) "Return" or "Returns" shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

          (ii) Except as set forth in Schedule 4(h), the Company and each of the Subsidiaries, and any consolidated, combined or unitary group of which the Company or any of the Subsidiaries is or has ever been a member (an "Affiliated Group"), has timely filed, with the relevant Taxing Authority all material Returns that (x) relate to material Taxes, (y) in the case of any Affiliated Group, are for a taxable period or periods during which the Company or any of the Subsidiaries was a member of such Affiliated Group and (z) are for a taxable period or periods with respect to which the statute of limitations (including any extensions thereto) has not yet expired. Each such Return correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries and any other information required to be shown thereon relating to the Company and the Subsidiaries.

          (iii) Except as otherwise set forth in Schedule 4(h) and except as previously disclosed to Buyer, all material Taxes for which the statute of limitations (including any extensions thereto) has not yet expired (including Taxes for which no Returns are required to be filed, and including payroll and wage withholding Taxes) of the Company, any of the Subsidiaries or any Affiliated Group (but, in the case of an Affiliated Group, only for such taxable period or periods during which the Company or any of the Subsidiaries was a member of such Affiliated Group), or for which the Company or any of the Subsidiaries are or could otherwise be held liable, or which are or could otherwise become chargeable as an encumbrance upon any property or assets of the Company or any of the Subsidiaries have been timely paid to the relevant Taxing Authority.

          (iv) Seller has delivered to Buyer or made available to Buyer for inspection (A) complete and correct copies of all material returns of the Company, each of the Subsidiaries and each Affiliated Group (but, in the case of an Affiliated Group, only the portions of such returns relating to the Company or any of the Subsidiaries) relating to Relevant Taxes, that have been filed for taxable periods ending after December 31, 1987, and for all other taxable periods for which the statute of limitations has not yet expired and (B) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any of the Subsidiaries, or, to the extent related to the income, business, assets, operations, activities or status of the Company or any of the Subsidiaries, submitted by, received by or agreed to by or on behalf of any Affiliated Group, and relating to Relevant Taxes for taxable periods ending after December 31, 1987, or for any other taxable period for which the statute of limitations has not yet expired.

          (v) Except as set forth on Schedule 4(h), no liens for Taxes have been filed and are currently outstanding with respect to any of the assets or properties of any of the Subsidiaries or the Company. The Federal income tax returns of the Company, each of the Subsidiaries for which Federal income tax returns have been required to have been filed, and each Affiliated Group (but, in the case of any Affiliated Group, only with respect to such taxable period or periods during which the Company or any of the Subsidiaries was a member of such Affiliated Group) have been examined by the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the taxable period ending December 31, 1987.
Schedule 4(h) sets forth the taxable period through which the statute of limitations has expired with respect to state and local income and franchise Taxes. Seller has made available to Buyer documents setting forth the date of the most recent audit or examination by any Taxing Authority with respect to state and local income, franchise and sales and use Taxes for taxable periods for which the statute of limitations has not yet expired. Except as set forth on Schedule 4(h), each deficiency resulting from any audit or examination relating to Relevant Taxes by any Taxing Authority has been paid and, to the knowledge of Seller, no material issues were raised by the relevant Taxing Authority during any such audit or examination that might apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth on
Schedule 4(h), (A) no other Returns with respect to Federal income Taxes are currently under audit or examination by the Internal Revenue Service,
(B) no audit or examination relating to Relevant Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority and
(C) neither the Internal Revenue Service nor any other Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination.

          (vi) Except as set forth in Schedule 4(h), no Taxing Authority is now asserting (either orally or in writing), or, to the knowledge of Seller, threatening to assert (either orally or in writing), any deficiency or claim for Relevant Taxes or any adjustment to any item of income, gain, deduction, loss, credit or Tax basis entering into the computation of Relevant Taxes of the Company or any of the Subsidiaries, or, to the extent related to the income, business, assets, operations, activities or status of the Company or any of the Subsidiaries, of any Affiliated Group. Except as set forth in Schedule 4(h), none of the Company, any of the Subsidiaries or any Affiliated Group is a party to any action for assessment or collection of Relevant Taxes.

          (vii) Except as set forth in Schedule 4(h), (A) no person has made with respect to the Company or any of the Subsidiaries, or with respect to any property held by the Company or any of the Subsidiaries, any consent under Section 341 of the Code, (B) no property of the Company or any of the Subsidiaries is "tax exempt use property" within the meaning of
Section 168(h) of the Code, (C) neither the Company nor any of the Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, and (D) none of the assets of the Company or any of the Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor.

          (viii) Except as set forth in Schedule 4(h), there is no agreement or waiver currently in effect extending the period of assessment or collection of any Relevant Taxes and no power of attorney with respect to any Relevant Taxes of the Company or any of its Subsidiaries has been executed or filed with the Internal Revenue Service or any other Taxing Authority and is currently in effect.

          (ix) Except as set forth in Schedule 4(h), none of the Company or any of the Subsidiaries has been a member for any taxable period ending after December 31, 1987, of any affiliated, consolidated, combined or unitary group for purposes of filing Returns or paying Taxes.
Schedule 4(h) lists each jurisdiction in which the Company or any of the Subsidiaries joins or has joined for any taxable period ending after December 31, 1987, in filing any consolidated, combined or unitary Return and lists the common parent corporation or the individual members of the consolidated, combined or unitary group filing such Return.

          (x) Except as set forth in Schedule 4(h), none of the Company or any of the Subsidiaries is a party to or is bound by any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements with Seller or any of its other affiliates, any agreements with any Taxing Authority and any Tax indemnification agreements with any third parties, and including any agreement, arrangement or practice binding on the Company or any of the Subsidiaries by reason of its membership in any Affiliated Group). Seller has delivered to Buyer complete and accurate copies of any such written agreement, arrangement or practice, and complete and accurate descriptions of any such oral agreement, arrangement or practice.

          (xi) The purchase and sale of the Shares pursuant to this Agreement will not constitute a "change in ownership or control" as defined in proposed Treasury Regulation Section 1.280G-1.

          (xii) None of the Company or any of the Subsidiaries will be required to include in a taxable period ending after the date of this Agreement taxable income attributable to income that economically accrued in a taxable period ending on or before the date of this Agreement as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting.

          (xiii) Except as set forth on Schedule 4(h), none of the Company or any of the Subsidiaries will be required in a taxable period ending after the date of this Agreement to include any amount in income pursuant to Section 481 of the Code (or any comparable provision of state, county, local, municipal or foreign law), by reason of a change in accounting method or otherwise, as a result of actions taken prior to the date of this Agreement.

          (xiv) Schedule 4(h) lists each state, county, local, municipal or foreign jurisdiction in which the Company or any of the Subsidiaries files or has filed a Return relating to state and local income, franchise, license, excise, net worth, property, litter and sales and use Taxes for taxable periods ending within the calendar years 1991, 1992 and 1993.

          (xv) The Company is not, and has not been during the five-year period ending on the date hereof or the Closing Date, as the case may be, a United States real property holding corporation within the meaning of
Section 897 of the Code.

          (xvi) Seller has authorized access by Buyer to copies of the workpapers of the outside auditors of the Company and the Subsidiaries with respect to the components of the accrual for deferred Taxes reflected on the Balance Sheet under the captions "Deferred income taxes--current portion" and "Deferred income taxes". Schedule 4(h) sets forth certain information with respect to the tax basis of fixed assets and inventory of the Company and Golden Belt Manufacturing Company.

          (xvii) As a result of the sale of the Shares and the other transactions contemplated hereby and other than as a result of the assignment of the rights and obligations under the European Trademark Agreements as contemplated by Section 5(j), none of Seller, the Company, any of the Subsidiaries or any other affiliate of Seller will recognize any gain or income pursuant to Treasury Regulation Section 1.1502-13 (deferred intercompany gain) or 1.1502-19 (excess loss accounts).

          (xviii) Except as set forth in Schedule 4(h), there are no amounts or obligations owing by the Company to any Subsidiary that is incorporated or otherwise organized outside of the United States.

          (xix) Since January 1, 1993, none of Seller, the Company, any of the Subsidiaries or any other affiliate of Seller has made any material tax election (other than under Section 13261(g)(2) of the Revenue Reconciliation Act of 1993) or, other than in the ordinary course of business, engaged in any transaction (other than the acquisition, licensing to Seller's English Company, and, as contemplated by Section 5(j), assignment of the European Trademark Agreements) or operated the business of the Company and the Subsidiaries in a manner that would (directly or indirectly, and other than solely by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law) result in any liability of the Company or any of the Subsidiaries for Taxes for the Post-Tax Indemnification Period in excess of the amount of Taxes that would have been imposed on the income, business, assets, operations or activities of the Company and the Subsidiaries in the ordinary course of business.

          (xx)  Since January 1, 1994, the Company, each of the
Subsidiaries and each Affiliated Group of which the Company or any of the Subsidiaries was a member on or after such date have filed all Returns and paid all Taxes in the ordinary course of business and in a manner consistent with past practice.

          (i) ASSETS OTHER THAN REAL PROPERTY INTERESTS. The Company or a Subsidiary has good and valid title to all assets (other than deferred income taxes and prepaid pension costs) reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, security interests or encumbrances of any kind except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business and liens for Taxes which are not due and payable or which thereafter may be paid without penalty and (ii) other immaterial imperfections of title or encumbrances, if any (the mortgages, liens, security interests, encumbrances and imperfections of title described in clauses (i) and (ii) above are hereinafter referred to collectively as "Permitted Liens").

          The tangible personal property of the Company and the Subsidiaries has been maintained in all material respects in accordance with the past practice of the Company and the Subsidiaries. Except as set forth in Schedule 4(i), the tangible personal property of the Company and the Subsidiaries is in all material respects in satisfactory operating condition and repair, ordinary wear and tear excepted, for the requirements of the business of the Company and the Subsidiaries as currently conducted. The leased personal property of the Company and the Subsidiaries is in all material respects in the condition required of such property by the terms of the leases applicable thereto.

          This Section 4(i) does not relate to real property or interests in real property, Intellectual Property or accounts receivable, such items being the subject of Section 4(j), Section 4(k) and Section 4(s)(i), respectively.

          (j) TITLE TO REAL PROPERTY. Schedule 4(j) sets forth a complete list of all real property and interests in real property owned in fee by the Company or one of the Subsidiaries (individually, an "Owned Property").
Schedule 4(j) sets forth a complete list of all real property and interests in real property leased by the Company or one of the Subsidiaries as of the date hereof (individually and, along with any real property and interests in real property leased by the Company or one of the Subsidiaries pursuant to leases permitted by Section 5(b)(xvi), a "Leased Property") other than
(A) leases or similar agreements with a term not in excess of three years in respect of offices for field sales representatives employed or otherwise retained by the Company or one of the Subsidiaries and (B) leases or similar agreements with a term not in excess of 90 days in respect of storage facilities for point of sale displays and other promotional materials of the Company or one of the Subsidiaries. The Company or a Subsidiary has (i) good and insurable fee title to all Owned Property and
(ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, as "Company Properties"), in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) such as are set forth in Schedule 4(j), (B) leases, subleases and similar agreements set forth, or expressly not required by the terms of Section 4(l)(v) to be set forth, in Schedule 4(l),
(C) Permitted Liens, (D) easements, covenants, rights-of-way and other similar restrictions of record, (E) any state of facts which would be disclosed by a current, accurate survey and (F)(I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (D), (E) or (F)(I), (II) or (III), individually or in the aggregate, impair the continued use and operation (and, in the case of items set forth in clause (E), none of which impair the value) of the property to which they relate in a material respect in the business of the Company and the Subsidiaries as presently conducted. The current use by the Company and the Subsidiaries of the plants, offices and other facilities located on Company Property does not violate any material local zoning or similar land use or government regulations or other Applicable Laws (as hereinafter defined), provided that this sentence shall not relate to environmental matters, which are the subject of Section 4(q)(ii).

          (k) INTELLECTUAL PROPERTY. The Company and the Subsidiaries own the trademark and service mark registrations, trade names, copyright registrations and patents and have filed the trademark, service mark, copyright and patent applications set forth in Schedule 4(k). With respect to registered trademarks, Schedule 4(k) sets forth by trademark a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers and the dates of such registrations or applications. Except for the trademark and service mark registrations and applications, copyright registrations and applications, patents and patent applications, trade names, and unregistered label designs and trade dress of the Company set forth in Schedule 4(k) (the "Intellectual Property"), as of the date hereof there are no trademarks, trade names, service marks, copyrights or patents that are material to the business of the Company and the Subsidiaries as currently conducted.
Except as set forth in Schedule 4(k), as of the date hereof (i) the Company has the exclusive right to the lawful use of the trademarks PALL MALL, LUCKY STRIKE, TAREYTON, CARLTON, MONTCLAIR and MISTY for cigarettes sold in the United States (the "Major U.S. Marks"), subject, with respect to the trademark MISTY, to the filing and acceptance of a combined affidavit under Sections 8 and 15 of the United States Trademark Act, 15 U.S.C. SS 1058 and 1065, (ii) no claim or demand has been received from any person, and no proceeding is pending or threatened, which challenges the rights of the Company or any of the Subsidiaries in respect of the Major U.S. Marks and
(iii) none of the Company or any of the Subsidiaries has granted any license, option, release or material covenant not to sue or non-assertion assurance to any third person with respect to, or granted any lien or security interest in, any of the Major U.S. Marks. To the knowledge of Seller, except as set forth in Schedule 4(k), as of the date hereof there is no claim or demand of any person or any proceedings which are pending or threatened which challenge the rights of the Company or any of the Subsidiaries in respect of any Intellectual Property. Except as set forth in Schedule 4(k), as of the date hereof none of the Intellectual Property is subject to any outstanding order, ruling, decree or judgment of any court, arbitrator or administrative agency. Except as set forth in
Schedule 4(k), as of the date hereof none of the Company or any of the Subsidiaries (i) has granted any license, option or release or material covenant not to sue or non-assertion assurance to any third person with respect to, or granted any lien or security interest in, any of the Intellectual Property or (ii) is a party to or bound by any license or option or other material agreement in respect of any trademarks, service marks, copyrights or patents of any other person. Except as set forth in
Schedule 4(k), as of the date hereof none of the Company or any of the Subsidiaries is a party to any license or option or other material agreement pursuant to which any Business know-how (as defined below) used by the Company or any Subsidiary in its business as currently conducted is licensed (i) by the Company or any Subsidiary to any other person or
(ii) to the Company or any Subsidiary.  Except as set forth in
Schedule 4(v), after the Closing Seller and its affiliates will not retain any intellectual property rights in respect of the Business.

          The Company and the Subsidiaries have, or will have prior to the Closing, all the Business know-how described in clauses (i) and (ii) below in documentary form. None of the Business know-how in documentary form is held by Seller or any of its affiliates (other than the Company and the Subsidiaries) and Seller and its affiliates (other than the Company and the Subsidiaries) do not own or have any right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of or sublicense any of the Business know-how. As used in this paragraph, "Business know-how" shall mean (i) those recipes used by the Company or any of the Subsidiaries for each of the Business Products (as defined below) comprising the tobacco formulation (meaning the percentage of tobacco by stem, lamina, expanded materials, sheet and other constituents, the type

(e.g., flue cured, burley, etc.) and country of origin) together with the particular recipes for casings and flavorings for each of them and the supplier thereof, (ii) all primary processing specifications for tobacco products (i.e., cigarette weight, circumference and length, paper type, plug wrap type, type of toe and filter type and weight, but not including matters such as machine settings) and (iii) the confidential and proprietary sales and marketing and market research information in the possession of the Company and the Subsidiaries and any other information used by or for the benefit of the Company or any of the Subsidiaries in relation to the manufacture, sale, marketing or development of any of the Business Products, and "Business Products" shall mean cigarettes, other tobacco products and other products as manufactured, distributed, licensed or sold at any time in the two years immediately prior to the date of this Agreement by or on behalf of the Company or any of the Subsidiaries under or by reference to or through utilization of any of the Intellectual Property.

          (l) CONTRACTS. Except as set forth in Schedule 4(1), as of the date hereof neither the Company nor any Subsidiary is a party to or bound by any:

          (i) agreement, contract or other arrangement with any current or former officer, director or employee of the Company, any Subsidiary, Seller or any affiliate of Seller (including any employment agreement or employment contract) that has an aggregate future liability in excess of $100,000;

          (ii) employee collective bargaining agreement or other contract with any labor union;

          (iii) covenant of the Company or a Subsidiary not to compete or other covenant of the Company or a Subsidiary restricting the development, manufacture, marketing or distribution of the products and services of the Company or any Subsidiary;

          (iv) agreement, contract or other arrangement with Seller or any affiliate of Seller (other than the Company or a Subsidiary) other than any individual purchase orders in the ordinary course of business consistent with past practice for products manufactured by such an affiliate to be acquired on arm's length terms in any such case for an aggregate price not in excess of $100,000;

          (v) lease, sublease or similar agreement with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Subsidiary), (A) any Company Property or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary, in any such case which has an aggregate future receivable in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (vi) lease or similar agreement with any person (other than the Company or a Subsidiary) under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the

     Company or a Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Subsidiary, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (vii) (A) continuing agreement or contract for the future purchase of materials, supplies, equipment or products manufactured by parties other than the Company or any of the Subsidiaries (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice, provided that any such contract or order, when taken together with all other purchase contracts and orders for inventory relating to the ordered item, would not require the Company or any Subsidiary to acquire a quantity of such item that could not reasonably be expected to be used in the ordinary course of business of the Company and the Subsidiaries within, in the case of any grade of tobacco leaf, two years and, in the case of any other item, six months after the date of execution or entry of such purchase contract or order for inventory) or (B) service, processing, consulting, management or other similar type of agreement or contract, in any such case which has an aggregate future liability in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (viii) continuing agreement or contract for the distribution of any products manufactured by the Company or any of the Subsidiaries, including by franchise arrangement, in any such case which has an aggregate future liability in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (ix) continuing agreement or contract for the manufacture of products by the Company or any of the Subsidiaries on behalf of parties other than the Company or any of the Subsidiaries, in any such case which has an aggregate future receivable in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (x) agreement, contract or arrangement for the placement of advertising or other promotional activities, in any such case which has an aggregate future liability in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (xi) except as set forth in Schedule 4(k), any material license, option or other agreement of any kind relating in whole or in part to Intellectual Property;

          (xii) agreement, contract or other instrument under which the Company or a Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person

     (other than the Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness (other than accounts payable of the Company or a Subsidiary arising in the ordinary course of business in connection with its acquisition of goods or services) issued to any person (other than the Company or a Subsidiary), in any such case which, individually, is in excess of $100,000;

          (xiii) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any person (including the Company or a Subsidiary) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or (B) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $100,000;

          (xiv) agreement, contract or other instrument under which the Company or a Subsidiary has, directly or indirectly, made any advance, loan, extension of credit (other than trade credit extended in the ordinary course of business consistent with past practice) or capital contribution to, or other investment in, any person (other than the Company or a Subsidiary), in any such case which, individually, is in excess of $100,000;

          (xv) mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any Company Property, which lien or other encumbrance is set forth in
     Schedule 4(i) or 4(j);

          (xvi) agreement, contract or instrument providing for indemnification of any person with respect to liabilities relating to any former business of the Company, a Subsidiary or any predecessor person;

          (xvii) agreement, contract or instrument providing for indemnification of any person with respect to liabilities relating to any current business of the Company or a Subsidiary, other than (A) any agreement to indemnify purchasers of the products of the Company or any Subsidiary in respect of product liability matters entered into in the ordinary course of business consistent with past practice, (B) standard provisions of purchase orders or order acknowledgment forms and (C) provisions of any contract providing for indemnification solely in respect of breaches of such contract; or

          (xviii) other agreement, contract, lease, license, commitment or instrument to which the Company or any Subsidiary is a party or by or to which it or any of its assets or business is bound or subject (other than leases or similar agreements (A) with a term not in excess of three years in respect of offices for field sales representatives employed or otherwise retained by the Company or any Subsidiary and
     (B) with a term not in excess of 90 days in respect of storage facilities for point of sale displays and other promotional materials of the Company or one of the Subsidiaries) which has an aggregate future liability in excess of $500,000, unless terminable by the

     Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs).

Except as set forth in Schedule 4(1) and except as of the Closing Date for those which in accordance with their terms in effect on the date hereof were scheduled to expire prior to the Closing, all agreements, contracts, leases or similar agreements, licenses, commitments or instruments of the Company or any Subsidiary listed in Schedule 4(j), Schedule 4(k) or
Schedule 4(l) or described in clauses (vii), (xvi) and (xix) through (xxxiv) of Section 5(b) and entered into with Buyer's prior written consent (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company or the relevant Subsidiary in accordance with their respective terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. To the knowledge of Seller, except as set forth in Schedule 4(1), Seller, the Company and the Subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and as of the date hereof no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has made available for inspection by Buyer prior to the date hereof a true and correct copy of each of the Contracts, except for those Contracts (or portions thereof) not made available because of their competitively sensitive nature or because disclosure to Buyer under the circumstances of this Agreement is prohibited by confidentiality agreements and, in either case, identified with two asterisks on Schedule 4(l), which Contracts will be made available for inspection by Buyer at the Closing.

          (m) LITIGATION. Schedule 4(m) sets forth a list of all lawsuits and proceedings pending against the Company or any Subsidiary as of the date hereof. Schedule 4(m) also sets forth a list of all lawsuits or proceedings, to the knowledge of Seller, threatened against the Company or any Subsidiary as of the date hereof (i) which seek damages of more than $250,000, (ii) which seek any injunctive relief, (iii) which relate to the transactions contemplated by this Agreement or (iv) with respect to which there is a reasonable likelihood of an adverse determination which would have a Material Adverse Effect. Except as expressly set forth on Schedule 4(m), as of the date hereof no lawsuit or proceeding pending against the Company or any Subsidiary as to which there is at least a reasonable likelihood of adverse determination would have, if so determined, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Seller, except as set forth in Schedule 4(m), neither the Company nor any Subsidiary is in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Schedule 4(m), as of the date hereof neither the Company nor any Subsidiary is a party or subject to any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Schedule 4(m), as of the date hereof there is no material lawsuit or proceeding by the Company or a Subsidiary pending, or, to the knowledge of Seller, which the Company or a Subsidiary intends to initiate, against any other person. Except as set forth in Schedule 4(m), to the knowledge of Seller, as of the date hereof there is no pending or threatened investigation (other than routine and customary tax audits) of the Company or a Subsidiary by any Governmental Entity (except for any such investigation involving or affecting the U.S. tobacco industry generally and not the Company or a Subsidiary in particular).

          (n) INSURANCE. Seller or the Company and the Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary in accordance with past practice of Seller, the Company and the Subsidiaries. The insurance policies maintained with respect to the Company and the Subsidiaries and their respective assets and properties as of the date hereof are listed in Schedule 4(n). As of the date hereof, all such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date) and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Neither the Company nor any Subsidiary has conducted any of its activities or operations in a manner so as to materially limit the coverage provided by any applicable insurance policies.

          (o) BENEFIT PLANS. (i) Schedule 4(o) contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), each voluntary employees' beneficiary association ("VEBA") and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, maintained or contributed to, or required to be maintained or contributed to, by Seller, the Company, any of the Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity"), or by any employee organization, in each case for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of the Subsidiaries (all the foregoing being herein called "Benefit Plans"). Seller has delivered to Buyer true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan. To the knowledge of Seller, each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects.

          (ii) Except to the extent set forth in Schedule 4(o), each Benefit Plan has been administered in all material respects in accordance with its terms, and the Company, the Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Federal, state, county, municipal and local laws. Except to the extent set forth in Schedule 4(o), all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed, and, to the knowledge of Seller, all reports, returns and similar documents actually filed or distributed were true, complete and correct in all material respects. Except as set forth in Schedule 4(o), there are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits, proceedings or, to the knowledge of Seller, investigations by any governmental agency against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (iii) (1) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (2) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan (hereinafter a "Company Pension Plan") and (3) no Company Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, are properly accrued and reflected in the Balance Sheet to the extent required by GAAP consistently applied.

          (iv) Each Company Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of Seller, revocation has not been threatened; except to the extent set forth in Schedule 4(o), no event has occurred and no circumstances exist that would affect the qualification of any such Company Pension Plan under Section 401(a) of the Code; and no such Company Pension Plan has been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost (except as specifically designated in Schedule 4(o) under the headings "Additional Payments or Benefits or Acceleration of Time of Payment or Vesting of any Benefits as a Result of Transactions Contemplated by this Agreement" and "List of Amendments to Pension Plans Since Effective Date of Most Recent Determination Letter Which Might Materially Increase Cost") or require security under Section 307 of ERISA. Seller has delivered to Buyer a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. Seller has also provided to Buyer a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received. No event has occurred that could subject any Company Pension Plan to tax under
Section 511 of the Code.

          (v) Schedule 4(o) discloses whether: (1) any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) any prohibited transaction has occurred that is reasonably likely to subject the Company, the Subsidiaries or any of their employees, agents or directors, or, to the knowledge of Seller, any trustee, administrator or other fiduciary of any trust created under any Benefit Plan, to the tax or sanction on prohibited transactions imposed by Section 4975(a) or (b) of the Code or Section 502(i) or (l) of ERISA; (3) any of the Company Pension Plans has been terminated or has been within the three-year period prior to the date hereof the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder); and (4) the Company or any Subsidiary or, to the knowledge of Seller, any trustee, administrator or other fiduciary of any Benefit Plan, or any employee, agent or director of any of the foregoing, has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company, any Subsidiary or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law, provided that such disclosure shall be as of the date of this Agreement with respect to any such trustee, administrator or other fiduciary or any employee, agent or director thereof, in each case that is not an employee, agent, director or affiliate of Seller, the Company or any Subsidiary or any other affiliate of Seller and that has so engaged in such a transaction or so acted without direction or instruction from Seller, the Company, any Subsidiary or any other affiliate of Seller.

          (vi) Seller's actuary has estimated that the amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA and using annuity purchase rates) for each Company Pension Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA) (hereinafter a "Defined Benefit Plan") does not exceed the amount set forth in Schedule 4(o) with respect to such Defined Benefit Plan. Such estimates were made without performing a complete plan termination valuation under Part 4 of ERISA. The assumptions used by Seller's actuary in calculating such estimates, which are set forth in Schedule 4(o), were reasonable and complete, and the data used in calculating such estimates were accurate and complete in all material respects, and, to the knowledge of Seller, there is no reason to believe such estimates are incorrect. Seller has furnished to Buyer the most recent actuarial report or valuation with respect to each Defined Benefit Plan. The information supplied to the actuary for use in preparing those reports or valuations was complete and accurate in all material respects and, to the knowledge of Seller, there is no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

          The notes to the Balance Sheet set forth with respect to each Defined Benefit Plan the amount of the projected benefit obligation as calculated in accordance with GAAP (the "PBO") as of December 31, 1993, based upon the assumptions set forth in Schedule 4(o), which assumptions were reasonable and complete, and using data (from the January 1, 1993, actuarial valuation projected to December 31, 1993) that was accurate and complete in all material respects. Such amounts set forth in notes to the Balance Sheet fairly present the PBO as of the date thereof. Schedule 4(o) further discloses with respect to each such Defined Benefit Plan (a) any factors or changes in circumstances since December 31, 1993, that would cause the PBO if calculated as of the date of this Agreement to exceed the amount set forth in the notes to the Balance Sheet, (b) the monetary impact of such factors or changes, (c) the fair market value of the assets of such Defined Benefit Plan as of March 31, 1994 and (d) the amount of contributions made to such Defined Benefit Plan and the amount of benefits and expenses paid from such Defined Benefit Plan during the period beginning January 1, 1994, and ending on March 31, 1994.

          (vii) No Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due), which liability has not been fully paid as of the date hereof.

          (viii) No Commonly Controlled Entity has (a) engaged in a transaction described in Section 4069 of ERISA that is reasonably likely to subject the Company or any of the Subsidiaries to material liability at any time after the date hereof or (b) acted in a manner that could, or failed to act so as to, reasonably result in material fines, penalties, taxes or related charges under (x) Section 502(c), Section 502(i) or Section 502(l) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

          (ix) None of the Company or any of the Subsidiaries is currently required to contribute to any multiemployer plan or has withdrawn from any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid as of the date hereof. No Commonly Controlled Entity has announced an intention to withdraw, but has not yet completed withdrawal, from such a multiemployer plan; and no action has been taken, and no circumstances exist, that alone or with the passage of time is reasonably likely to result in either a partial or complete withdrawal from such a multiemployer plan by any Commonly Controlled Entity.

          (x) The list of Welfare Plans in Schedule 4(o) discloses whether each such Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or
other funding mechanism or (iii) insured.   Except with respect to those
benefits set forth in Schedule 4(o) under the heading "Additional Payments or Benefits or Acceleration of Time of Payment or Vesting of any Benefits as a Result of Transactions Contemplated by this Agreement", neither Seller nor, to the knowledge of Seller, the Company or any Subsidiary has made any representation to any participant or beneficiary under any such Welfare Plan that such Welfare Plan may not be amended or terminated without material liability. The Company and the Subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code.

          (xi) Except as set forth in Schedule 4(o), no employee of the Company and the Subsidiaries will be entitled to any additional payments or benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

          (xii) Except as provided in Schedule 4(o), during the period beginning on January 1, 1994, and ending on the date of this Agreement, there has been no change (a) in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or
(b) in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined.

          (p)  ABSENCE OF CHANGES OR EVENTS.  Except as set forth in
Schedule 4(p), since the date of the Balance Sheet to the date of this Agreement, there has not been any material adverse change in the business, assets, financial condition or results of operations or prospects of the Company and the Subsidiaries, taken as a whole. Except as set forth in
Schedule 4(p), since the date of the Balance Sheet to the date of this Agreement, (i) the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and neither the Company nor any of the Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (v), (vii), (ix), (xi), (xii), (xiv), (xv), (xviii) and (xxxv) (to the extent such clause (xxxv) relates to any of the foregoing) of Section 5(b), (ii) the Company has not declared or paid any dividend or made any other distribution to its stockholders whether or not upon or in respect of any of the Shares and (iii) except for short-term extensions of credit (and related principal and interest payments) made in the ordinary course of business consistent with past practice for cash management purposes, neither the Company nor any of the Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clause (x) of
Section 5(b).

          (q) COMPLIANCE WITH APPLICABLE LAWS. (i) The Company and the Subsidiaries are, to the extent material, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), including those relating to occupational health and safety. Except as set forth in Schedule 4(q), to the knowledge of Seller, none of Seller, the Company or a Subsidiary has received any written communication during the five years prior to the date hereof from a Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any Applicable Laws. Except as set forth in Schedule 4(q), to the knowledge of Seller, none of Seller, the Company or a Subsidiary has received any oral communication during the two years prior to the date hereof from a Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any Applicable Laws. This
Section 4(q)(i) does not relate to matters with respect to Taxes, which are the subject of Section 4(h), to environmental matters, which are the subject of Section 4(q)(ii), or to any matters as to which the U.S. tobacco industry generally (and not the Company or a Subsidiary in particular) is not in compliance to a similar extent, or alleged not to be in compliance to a similar extent, with Applicable Laws.

          (ii) Except as set forth in Schedule 4(q) (A) during the five years prior to the date of this Agreement none of Seller, the Company or any of the Subsidiaries has received any written communication from a Governmental Entity that alleges that the Company or any Subsidiary is not in compliance in all material respects with any Environmental Laws (as hereinafter defined); (B) the Company and the Subsidiaries hold, and are in compliance in all material respects with the terms and conditions of, all permits, licenses and governmental authorizations required under any Environmental Laws for the conduct of the business of the Company and the Subsidiaries as currently conducted; (C) the Company and the Subsidiaries are in compliance in all material respects with all Environmental Laws; (D) as of the date hereof the Company and the Subsidiaries have not received notice of or entered into any judgment, decree or order issued by any Governmental Entity pertaining to the conduct of the business of the Company and the Subsidiaries as currently conducted relating to compliance with any Environmental Law or to investigation or cleanup of Contaminants (as hereinafter defined) under any Environmental Law; (E) neither the Company nor any of the Subsidiaries has during the five years prior to the date of this Agreement received any written communication alleging that the Company or any Subsidiary has any liability, contingent or otherwise, including any obligation as an indemnitor with respect to environmental matters or any obligation under Environmental Laws, relating in any manner to the Release (as hereinafter defined) of Contaminants from the operation of the business of the Company or any Subsidiary at any facilities formerly owned by the Company or any Subsidiary; (F) there are no non-naturally occurring radioactive materials, underground storage tanks or polychlorinated biphenyls ("PCBs") at, under or on any Company Property; and (G) there have been no Releases (other than pursuant to license, permit or other governmental authorization) from the operation of the business of the Company or any Subsidiary of any Contaminants at, under or on any Company Property in respect of which remediation is required under any Environmental Law.

          As used in this Agreement, the term "Environmental Laws" means any and all applicable treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, variances, permissions, notices or binding agreements issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release or threatened Release of Contaminants in each case as in effect on the date hereof. As used in this Agreement, the term "Contaminants" means those materials, substances or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive or regulated radioactive materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R.
S 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended to the date hereof ("CERCLA"). As used in this Agreement, the term "Release" shall have the meaning set forth in
Section 101(22) of CERCLA.

          (r)  EMPLOYEE AND LABOR MATTERS.  Except as set forth in
Schedule 4(r), (i) there is as of the date hereof, and during the two years prior to the date hereof there has been, no labor strike, work stoppage, labor-related product boycott or lockout pending, or, to the knowledge of Seller, threatened, against the Company or a Subsidiary; (ii) to the knowledge of Seller, as of the date hereof no union organizational campaign is in progress with respect to the employees of the Company or a Subsidiary and no question concerning representation exists respecting such employees;
(iii) to the knowledge of Seller, neither the Company nor a Subsidiary is engaged in any unfair labor practice; (iv) as of the date hereof there is no unfair labor practice charge or complaint against the Company or a Subsidiary pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board; (v) as of the date hereof there are no pending, or, to the knowledge of Seller, threatened, union grievances against the Company or a Subsidiary as to which there is a reasonable likelihood of a material adverse determination; (vi) as of the date hereof there are no pending, or, to the knowledge of Seller, threatened, charges against the Company, a Subsidiary or any current or former employee, officer or director of the Company or a Subsidiary before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices which relate to the business of the Company or a Subsidiary; and (vii) to the knowledge of Seller, none of Seller, the Company and the Subsidiaries has received notice during the two years prior to the date hereof of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation or audit of the Company or a Subsidiary and, to the knowledge of Seller, as of the date hereof no such investigation or audit is in progress.

          (s) CUSTOMER ACCOUNTS RECEIVABLE; INVENTORIES. (i) To the knowledge of Seller, all customer accounts receivable of the Company and the Subsidiaries, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The Company and the Subsidiaries have good and marketable title to their respective accounts receivable, free and clear of all liens, except as set forth in Schedule 4(s). During the two year period prior to the date hereof, neither the Company nor any of the Subsidiaries has sold, pledged or otherwise disposed of any of its accounts receivable in connection with any receivables-type financing or factoring-type financing or similar transaction. Nothing in this Agreement shall be deemed to constitute a guaranty by Seller of the collectibility of any accounts receivable of the Company or any of the Subsidiaries.

          (ii) To the knowledge of Seller, the inventories of the Company and the Subsidiaries, whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality and quantity usable and/or salable in the ordinary course of business of the Company and the Subsidiaries as currently conducted, except for obsolete materials and materials of below-standard quality, all of which have been written down to net realizable value or for which adequate reserves have been provided on the Balance Sheet or, with respect to any subsequently acquired inventories, the relevant balance sheet of the Company prepared in accordance with GAAP consistently applied. The inventories of the Company and the Subsidiaries are reflected on the Balance Sheet and in their respective books and records in accordance with GAAP applied on a basis consistent with past practice.

          (t) LICENSES; PERMITS. Schedule 4(t) sets forth a true and complete list of all material licenses, permits and authorizations issued or granted by Governmental Entities to the Company and the Subsidiaries which are necessary as of the date hereof for the conduct of the business of the Company and the Subsidiaries as currently conducted. Except as set forth in Schedule 4(t), all material licenses, permits and authorizations necessary for the conduct of the business of the Company and the Subsidiaries as currently conducted are validly held by the Company or the relevant Subsidiary, the Company and the Subsidiaries have, to the extent material, complied with all terms and conditions thereof and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the same can be cured without penalty or cost (other than de minimis administrative costs). All such licenses, permits and authorizations which are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or a Subsidiary shall be deemed included under this warranty. This Section 4(t) does not relate to environmental matters, which are the subject of Section 4(q)(ii).

          (u) POWERS OF ATTORNEY. Schedule 4(u) sets forth a true and correct list as of the date hereof of all currently effective powers of attorney granted by or with respect to the Company or one of the Subsidiaries and those persons authorized to act thereunder, other than powers of attorney that are terminable at will.

          (v)  TRANSACTIONS WITH AFFILIATES.  Except as set forth in
Schedule 4(v), none of the agreements, contracts or other arrangements set forth in Schedule 4(k) or 4(l) between the Company or any Subsidiary, on the one hand, and Seller or any of its affiliates (other than the Company or a Subsidiary), on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 4(v), after the Closing neither Seller nor any of its affiliates will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Company or a Subsidiary or the Business. Except as set forth in Schedule 4(v), neither Seller nor, to the knowledge of Seller, any of its affiliates has any direct or indirect ownership interest in any person (other than through the Company or any Subsidiary) in which the Company or a Subsidiary has any direct or indirect ownership interest or with which the Company or a Subsidiary competes or has a business relationship. Except as set forth in Schedule 4(v), Seller provides no material services to the Company or any of the Subsidiaries.

          (w) CERTAIN CONTRACTS. As of the date of this Agreement, there have not been any claims made, and there are no claims pending or, to the knowledge of Seller, threatened, for indemnification in respect of any of the agreements set forth in Schedule 4(w).

          (x) AVA DISTRIBUTOR AGREEMENT. No agreement or contract entered into by the Company in respect of the distribution of its American Value Alliance products contains terms materially different from those set forth in the form of AMERICAN VALUE ALLIANCE Distributor Agreement made available to Buyer prior to the date of this Agreement.

          5.  COVENANTS OF SELLER.  Seller covenants and agrees as follows:

          (a) ACCESS. From the date hereof to the Closing, except to the extent that counsel to Seller, after consultation with counsel to Buyer, reasonably concludes that granting access is inadvisable under the antitrust laws, Seller shall, and shall cause the Company and each Subsidiary to, give Buyer and its representatives, employees, counsel, auditors and accountants reasonable access, during normal business hours and upon reasonable notice, to the officers and human resources personnel (and such other personnel to which Seller shall consent, such consent not to be unreasonably withheld), properties, books and records of the Company and each Subsidiary, and shall authorize access by Buyer's independent auditors to the working papers of Seller's independent auditors to the extent they relate to the Company or any of the Subsidiaries (and Seller may take such steps as are reasonably appropriate in the circumstances to protect the confidentiality of information that does not relate to the Company or any of the Subsidiaries that is contained in books and records that include information relating to the Company or any of the Subsidiaries, it being understood that such steps may not include barring access to information relating to the Company or any Subsidiary); provided, however, that such access does not unreasonably disrupt the normal operations of Seller, the Company or any Subsidiary or contravene any agreement set forth in Schedule 5(a).

          (b) ORDINARY CONDUCT. Except as set forth in Schedule 5(b) or otherwise expressly permitted or required by the terms of this Agreement, from the date hereof to the Closing, Seller shall cause the business of the Company and the Subsidiaries to be conducted in the ordinary course in substantially the same manner as presently conducted (including with respect to research and development efforts, advertising, promotions, legal defense efforts and legal expenditures, maintenance and repair expenditures, inventory and accounts receivable levels, product quality and product specifications) and shall further cause the Company and the Subsidiaries to use their reasonable best efforts to preserve their relationships with employees, customers, suppliers and others with whom the Company or any Subsidiary deals and retain the personnel listed on Schedule 5(b). Seller shall not, and shall not permit the Company or any Subsidiary to, take any action that would, or that could reasonably be expected to, result in (x) any of the conditions to the purchase and sale of the Shares set forth in Section 3(a) not being satisfied or (y) any of the representations or warranties of Seller made in this Agreement becoming untrue or incorrect in any material respect. In addition, except as set forth in Schedule 5(b) or otherwise expressly permitted by the terms of this Agreement, Seller shall not permit the Company or any Subsidiary to do any of the following without the prior written consent of Buyer:

          (i)  amend its Certificate of Incorporation or By-laws;

          (ii) declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that (A) dividends and distributions may continue to be made by the Subsidiaries to the Company and (B) cash dividends and distributions of cash may continue to be made by the Company to Seller or its affiliates so long as the aggregate amount of dividends and distributions declared or paid on or after the date of this Agreement shall not exceed, as of any date of determination, the product of (x) $191,780.82 multiplied by (y) the actual number of days elapsed from and including the date of this

     Agreement to but excluding the earlier of such date of determination and the Closing Date;

          (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

          (iv) adopt or amend in any material respect or terminate any Benefit Plan, except as required by law, or change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan (except to the extent that failure to make such change would result in noncompliance with GAAP, ERISA or the
     Code), or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, except as required by law;

          (v) grant to any officer, director, employee or independent contractor any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements;

          (vi) terminate the employment of any of the personnel of the Company or any Subsidiary set forth in Schedule 5(b) except for cause;

          (vii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness or otherwise take any action to incur or assume, or fail to take any action required by any obligation or duty that results in the incurrence of, any other material liabilities or obligations of any nature, other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company or a Subsidiary incur, assume or guarantee any long-term indebtedness for borrowed money;

          (viii) permit, allow or suffer any of its assets to be subject to any mortgage, lien, security interest, encumbrance, easement, covenant, right-of-way or other similar restriction of any nature whatsoever which would have been required to be set forth in
     Schedule 4(h), 4(i), 4(j) or 4(k) if existing on the date of this Agreement;

          (ix) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

          (x) except for (A) dividends and distributions permitted under clause (ii) above, (B) payments made pursuant to any purchase order referred to in clause (iv) of Section 4(l) or clause (xxii) of this
     Section 5(b), the express provisions of any agreement, contract or other arrangement between the Company or any Subsidiary, on the one hand, and Seller or any of its affiliates (other than the Company or a Subsidiary), on the other hand, that is set forth on Schedule 4(k) or
     Schedule 4(l) and marked with an asterisk, as such provisions are in effect on the date of this Agreement, and (C) short-term extensions of credit (and related principal and interest payments) made after the date of this Agreement in the ordinary course of business consistent with past practice by the Company or any Subsidiary to Seller or by Seller to the Company or any Subsidiary, in each case only on the terms set forth in Schedule 5(b) and only to the extent necessary for cash management purposes, pay, loan or advance any amount to, or borrow any amount from, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its affiliates (other than the Company and the Subsidiaries);

          (xi) make any change in any method of accounting or accounting policy other than those required by GAAP or make any material change in any accounting practice that would be contrary to GAAP;

          (xii) engage in the practice commonly referred to as trade loading, which term shall not include (A) shipments to meet reasonable trade demands for merchandise in anticipation of consumer promotions, in response to price increases (including excise tax increases), to meet volume rebate requirements or to reasonably meet competitive programs of a significant portion of the tobacco industry generally or
     (B) American Value Alliance brand promotions in accordance with past practice;

          (xiii) enter into or grant any power of attorney except in the ordinary course of business and then only if such power of attorney is terminable no later than 90 days after the Closing;

          (xiv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or, except to the extent consistent with the budget for capital expenditures of the Company and the Subsidiaries referred to in Schedule 5(b), otherwise acquire any material assets (other than inventory);

          (xv) sell, pledge or otherwise dispose of any of its accounts receivable (whether or not in connection with any receivables-type financing or a factoring-type transaction or otherwise), or sell, lease or otherwise dispose of any of its other material assets except in the ordinary course of business consistent with past practice;

          (xvi) acquire fee title to or an ownership interest in any real property or enter into any lease (or renewal of any lease) of real property or an interest in real property, except (A) any renewals of existing leases in the ordinary course of business consistent with past practice (including in respect of term), (B) any leases or similar agreements with a term not in excess of three years in respect of offices for field sales representatives employed or otherwise retained by the Company or one of the Subsidiaries, (C) any leases or similar agreements with a term not in excess of 90 days in respect of storage facilities for point of sale displays and other promotional materials of the Company or one of the Subsidiaries and (D) as specifically contemplated by clause (xvii) below;

          (xvii) modify, amend, terminate or permit the lapse of any lease of, or other material agreement relating to, real property (except
     (A) modifications or amendments associated with renewals of existing leases in the ordinary course of business consistent with past practice (including in respect of term), (B) terminations of existing leases at the expiration of their respective terms, (C) modifications or amendments associated with renewals of leases or similar agreements in respect of offices for field sales representatives employed or otherwise retained by the Company or one of the Subsidiaries so long as the term of such renewal is not in excess of three years,
     (D) modifications or amendments associated with renewals of leases or similar agreements in respect of storage facilities for point of sale displays and other promotional materials of the Company or one of the Subsidiaries, so long as the term of such renewal is not in excess of 90 days, or (E) modifications or amendments specifically provided for in those agreements identified with three asterisks in Schedule 5(b));

          (xviii) make any material Tax election (other than under Section 13261(g)(2) of the Revenue Reconciliation Act of 1993), settle or compromise any liability for Taxes or, other than in the ordinary course of business, engage in any transaction (other than the assignment of the rights and obligations under the European Trademark Agreements as contemplated by Section 5(j)) or operate the business in a manner that would directly or indirectly (other than solely by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law) result in any liability for Taxes of the Company or any Subsidiary;

          (xix) enter into or amend any agreement, contract or other arrangement with any current or former officer, director or employee of the Company, any Subsidiary, Seller or any affiliate of Seller (including any employment agreement or employment contract) that has an aggregate future liability in excess of $100,000;

          (xx) enter into or amend any collective bargaining agreement or other contract with any labor union, provided that the Company or Golden Belt Manufacturing Company may enter into a collective bargaining agreement covering employees of the Hanmer Division of the Company and a collective bargaining agreement covering employees of Golden Belt Manufacturing Company, in each case containing terms not materially different from the terms of the respective collective bargaining agreements in effect on the date of this Agreement except to the extent that the Company or Golden Belt Manufacturing Company determines, after consultation with Buyer, that such materially different terms are reasonably necessary in order to conclude the negotiations on such collective bargaining agreement;

          (xxi) enter into or amend any covenant of the Company or a Subsidiary not to compete or, other than agreements or contracts permitted by clause (xxvi) below, enter into or amend any other covenant of the Company or a Subsidiary restricting the development, manufacture, marketing or distribution of the products and services of the Company or any Subsidiary;

          (xxii) enter into or amend any agreement, contract or other arrangement with Seller or any affiliate of Seller (other than the Company or a Subsidiary) other than any individual purchase orders in the ordinary course of business consistent with past practice for products manufactured by such an affiliate to be acquired on arm's length terms in any such case for an aggregate price not in excess of $100,000;

          (xxiii) enter into or amend any lease, sublease or similar agreement with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Subsidiary), (A) any Company Property or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary, in any such case which has an aggregate future receivable in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (xxiv) enter into or amend any lease or similar agreement with any person (other than the Company or a Subsidiary) under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or a Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Subsidiary, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $500,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (xxv) enter into or amend any (A) continuing agreement or contract for the future purchase of materials, supplies, equipment or products manufactured by parties other than the Company or any of the Subsidiaries (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice, provided that any such contract or order, when taken together with all other purchase contracts and orders for inventory relating to the ordered item, would not require the Company or any Subsidiary to acquire a quantity of such item that could not reasonably be expected to be used in the ordinary course of business of the Company and the Subsidiaries within, in the case of any grade of tobacco leaf, two years and, in the case of any other item, six months after the date of execution or entry of such purchase contract or order for inventory) or (B) service, processing, consulting, management or other similar type of agreement or contract, in any such case which has an aggregate future liability in excess of $1,000,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (xxvi) enter into or amend any continuing agreement or contract for the distribution of any products manufactured by the Company or any Subsidiary, including by franchise arrangement, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs);

          (xxvii) enter into or amend any continuing agreement or contract for the manufacture of products by the Company or any of the Subsidiaries on behalf of parties other than the Company or any of the Subsidiaries, in any such case which has an aggregate future receivable in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more than six months without penalty or cost (other than de minimis administrative costs);

          (xxviii) enter into or amend any agreement, contract or arrangement for the placement of advertising or other promotional activities, in any such case which has an aggregate future liability in excess of $250,000, unless terminable by the Company or a Subsidiary by notice of not more that 90 days without penalty or cost (other than de minimis administrative costs);

          (xxix) enter into or amend any license, option or any other material agreement of any kind relating in whole or in part to Intellectual Property or any material license, option or other agreement in respect of any Business know-how used by the Company or any Subsidiary in its business;

          (xxx) enter into or amend any agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any person (including the Company or a Subsidiary) has directly or indirectly guaranteed liabilities or obligations (other than guarantees covered by clause (vii) above) of the Company or a Subsidiary or (B) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business and other than guarantees covered by clause (vii) above), in any such case which, individually, is in excess of $100,000;

          (xxxi) enter into or amend any agreement, contract or other instrument under which the Company or a Subsidiary, directly or indirectly, makes or may make any advance, loan, extension of credit (other than trade credit extended in the ordinary course of business) or capital contribution to, or other investment in, any person (other than the Company or a Subsidiary), in any such case which, individually, is in excess of $100,000;

          (xxxii) enter into or amend any agreement, contract or instrument providing for indemnification of any person with respect to liabilities relating to any former business of the Company, a Subsidiary or any predecessor person, provided that this clause shall not prohibit any current or former director, officer, employee or agent of Seller, the Company and any Subsidiary from being afforded protection under the indemnification provisions in the Company's by-laws as in effect on the date of this Agreement;

          (xxxiii) enter into or amend any agreement, contract or instrument providing for indemnification of any person with respect to liabilities relating to any current business of the Company or a Subsidiary other than (A) any agreement to indemnify purchasers of the products of the Company or any Subsidiary in respect of product liability matters entered into in the ordinary course of business consistent with past practices, (B) standard provisions of purchase orders or order acknowledgment forms and (C) provisions of any contract providing for indemnification in respect of breaches of such contract, provided that this clause shall not prohibit any current or former director, officer, employee or agent of Seller, the Company and any Subsidiary from being afforded protection under the indemnification provisions in the Company's by-laws as in effect on the date of this Agreement, and provided further that this clause shall not prohibit the Company from executing and delivering to Seller an indemnification agreement in the form of Exhibit E;

          (xxxiv) enter into or amend any other agreement, contract, lease, license, commitment or instrument to which the Company or any Subsidiary is a party or by or to which it or any of its assets or business is bound or subject (other than leases or similar agreements
     (A) with a term not in excess of three years in respect of offices for field sales representatives employed or otherwise retained by the Company or any Subsidiary and (B) with a term not in excess of 90 days in respect of storage facilities for point of sale displays and other promotional materials of the Company or one of the Subsidiaries) which has an aggregate future liability in excess of $1,000,000, unless terminable by the Company or a Subsidiary by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs); or

          (xxxv) agree, whether in writing or otherwise, to do any of the foregoing.

          (c) CONFIDENTIALITY. Notwithstanding any other agreement to the contrary, Seller shall keep confidential, and cause its affiliates and instruct its and their officers, directors, employees and advisors who are reasonably likely to possess the same to keep confidential, all confidential information relating to the Company and the Subsidiaries and their business in particular, and not to the continuing businesses of Seller and its affiliates (other than the Company and the Subsidiaries), except as required by law or administrative process, except for information which is or becomes available to the public other than as a result of a breach of this Section 5(c) and except that Seller may (i) provide information to its insurance underwriters in connection with matters relating to retrospective insurance premiums, claims administration and such other insurance-related matters as are contemplated by this Agreement,
(ii) disclose the terms of this Agreement and (iii) make financial disclosures in the ordinary course of business. The covenant set forth in this Section 5(c) shall terminate three years after the Closing Date, except such covenant will not terminate with respect to Intellectual Property or Business know-how or with respect to information subject to this Section 5(c) and associated with or related to smoking and health or fire-safe cigarettes.

          (d) INSURANCE. Except as set forth on Schedule 5(d) Seller shall use reasonable efforts to keep, or cause to be kept, all insurance policies set forth or identified in Schedule 4(n), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, provided that such policies or replacements are available at costs generally comparable to the current costs thereof. Except as set forth in Schedule 5(d), Seller shall not cancel, reduce or elect not to renew any material coverage under an insurance policy set forth or identified in Schedule 4(n) in respect of the Company or any of the Subsidiaries without prior consultation with Buyer. In the event that, on or prior to the Closing Date, any property owned or leased by the Company or any of the Subsidiaries suffers any damage, destruction or other casualty loss, Seller shall surrender to the Company or such Subsidiary,
(i) all insurance proceeds received by Seller or any of its affiliates with respect to such damage, destruction or loss and (ii) all rights of Seller or any of its affiliates with respect to any insurance claims or causes of action, whether or not litigation has commenced on the Closing Date, in connection with such damage, destruction or loss. Seller shall, and shall cause its affiliates to, make available to the Company and to the Subsidiaries the benefit of any casualty, workers' compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime insurance policy covering the Company or any of the Subsidiaries with respect to insured events or occurrences relating to the Company or any of the Subsidiaries prior to the Closing (whether or not claims relating to such events or occurrences are made prior to or after the Closing), subject to the terms and conditions of such insurance policies and any related deductibles and self-insured retentions, for which the Company and the Subsidiaries will continue to be responsible, and, in connection therewith shall provide or cause to be provided such claims administration services as are provided to the Company and the Subsidiaries in accordance with current practice as Buyer may reasonably request.
Seller shall promptly pay to the Company or one of the Subsidiaries all insurance proceeds received by Seller or any of its affiliates under any insurance policy covering the Company or any of the Subsidiaries to the extent attributable to losses incurred by the Company or any of the Subsidiaries covered thereunder.

          (e) RESIGNATIONS. On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of the Company and each Subsidiary and shall take such other action as is necessary to accomplish the foregoing.

          (f) OTHER TRANSACTIONS. From the date of this Agreement to the Closing, none of Seller, the Company, any Subsidiary nor any other affiliate of Seller shall, nor shall they permit any of their respective officers, directors or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Buyer and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company or any Subsidiary. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or other representative of Seller, the Company, any Subsidiary or any other affiliate of Seller, whether or not such person is purporting to act on behalf of Seller, the Company, any Subsidiary, any other affiliate of Seller or otherwise, shall be deemed to be a breach of this Section 5(f) by Seller. In the event that Seller, the Company, any Subsidiary or any other affiliate of Seller receives a proposal relating to any such transaction, Seller shall promptly notify Buyer of such proposal.

          (g) SUPPLEMENTAL DISCLOSURE. (i) Seller shall have the continuing obligation until the Closing to supplement the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules, any such supplement to be delivered to Buyer reasonably promptly after such matter arises or is discovered; provided, however, that no supplement to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 3(a) or for purposes of determining whether any person is entitled to indemnification pursuant to Section 11, and no delivery of such a supplement (or disclosure of any matter included therein) shall be deemed to be a representation or warranty of Seller hereunder.

          (ii) Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence to Seller's knowledge of any event or condition or the existence to Seller's knowledge of any fact that would cause any of the conditions to Buyer's or Seller's obligation to consummate the purchase and sale of the Shares not to be fulfilled.

          (iii) Promptly following the date of this Agreement, Seller shall deliver to Buyer a certificate in the form of Exhibit F.

          (h) CERTAIN LICENSES AND PERMITS. Seller covenants that all transferable licenses, permits and authorizations issued or granted by Governmental Entities which are held in the name of Seller or any of its affiliates (other than the Company or any Subsidiary), or any of their respective employees, officers, directors, stockholders, agents, or otherwise, on behalf of the Company or a Subsidiary shall be duly and validly transferred to the Company or such Subsidiary without consideration prior to the Closing, and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company or such Subsidiary as of the date hereof.

          (i) CERTAIN CONTRACTS. Seller shall use its reasonable efforts to obtain required waivers to nontransferable (by change in control of the Company and the Subsidiaries or otherwise) material agreements, contracts and other instruments to which the Company or any Subsidiary is a party. Seller shall use its reasonable best efforts to prevent the Company or any Subsidiary from entering into any agreement, contract or other instrument with provisions requiring waivers or other action in order to consummate the transactions contemplated hereby or any amendment to any agreement, contract or other instrument to add or otherwise include any such provision.

          (j) EUROPEAN TRADEMARK AGREEMENTS. Prior to the Closing, Seller will cause the Company and the Subsidiaries to assign to American Tobacco International Corporation (in exchange for a portion of the long-term reorganization debt owed by the Company to Seller as of the date of this Agreement), and in accordance with any applicable terms of the European Trademark Agreements, all the rights and obligations of the Company or any of the Subsidiaries under the European Trademark Agreements, and Buyer will provide or cause to be provided such consents and take such other actions required to be provided or taken by Buyer or any of its Subsidiaries in connection therewith as may be reasonably requested by Seller in connection therewith so long as no such consent or action derogates from the rights, including indemnification rights, of Seller and its affiliates under this Agreement. "European Trademark Agreements" shall mean the Master Agreement dated 30th June 1993 between the Company and Buyer, together with all agreements, licenses, representations and undertakings made or given between the Company and Buyer or made contemporaneously therewith in connection with or inducing the execution of such Master Agreement, whether made or given by one of the Company and Buyer to the other or to any affiliate of the other, in each case, as amended.

          (k) TITLE INSURANCE, SURVEYS, ETC. If requested by Buyer, Seller shall cooperate reasonably with Buyer, and shall cause the Company and the Subsidiaries to cooperate reasonably with Buyer, in obtaining, at Buyer's expense, title reports, surveys and other similar information in respect of any of the Owned Property.

          (l) TRADEMARK REGISTRATION. Seller shall cause the Company to use its reasonable best efforts diligently to prosecute to registration, prior to Closing, the trademark PRIVATE STOCK AMERICAN VALUE SELECTION.

          (m) RESTRICTIONS ON APPOINTMENT OF DISTRIBUTORS. Seller shall not permit Seller's English Company to appoint or otherwise designate any new distributors pursuant to the Distribution Agreement between the Company and Gallaher International Limited dated September 11, 1986, unless such appointment or designation is terminable by the Company by notice of not more than 90 days without penalty or cost (other than de minimis administrative costs).

          (n) TERMINATION OF LICENSE. Prior to the Closing Date, Seller shall cause the Company to terminate the Agreement dated January 1, 1980, by and between the Company and Gallaher Limited and the Sub-license Agreement between the Company and Gallaher Limited dated January 31, 1980, in each case without cost or expense to the Company and its Subsidiaries.

          6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

          (a) AUTHORITY. Buyer is a public limited company duly organized, validly existing and in good standing under the laws of England. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) NO CONFLICTS; CONSENTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of any person or to loss of a material right under (other than to the possible loss of a material right under a contract or agreement that by its terms is terminable at will under any circumstances), or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer or any subsidiary of Buyer under, any provision of (i) the organizational documents of Buyer or any subsidiary of Buyer, (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any subsidiary of Buyer is a party or by which any of their respective properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation as of the date hereof, or any decree entered into or otherwise consented to by Buyer after the execution of this Agreement and on or prior to the Closing Date applicable as of the Closing Date, applicable to Buyer or any subsidiary of Buyer or their respective properties or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Except as set forth (or as should have been set forth) on Schedule 4(b), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Buyer or any of its subsidiaries or their respective affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings and notifications under applicable environmental laws and (C) the obtaining of any permits from ATF required under 27 C.F.R. S 270.

          (c) SECURITIES ACT. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

          7.  COVENANTS OF BUYER.  Buyer covenants and agrees as follows:

          (a) CONFIDENTIALITY. Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of a letter agreement dated January 5, 1994, between Buyer and Seller (the "Buyer Confidentiality Agreement"), the terms of which are incorporated herein by reference.

          (b) SUPPLEMENTAL DISCLOSURE. Buyer shall promptly notify Seller of, and furnish Seller any information it may reasonably request with respect to, the occurrence to Buyer's knowledge of any event or condition or the existence to Buyer's knowledge of any fact that would cause any of the conditions to Buyer's or Seller's obligation to consummate the sale and purchase of the Shares not to be fulfilled.

          8. MUTUAL COVENANTS. Each of Seller and Buyer covenants and agrees as follows:

          (a) COOPERATION. Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Company and the Subsidiaries from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer or the Company and the Subsidiaries that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and the Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, the determination of any Taxes, or the prosecution or defense of any Tax claim or assessment or other legal claim and other legal matters. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this
Section 8(a). Neither party shall be required by this Section 8(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company or any Subsidiary).

          (b) PUBLICITY. Seller and Buyer agree that, from the date hereof through the Closing Date, the parties will use reasonable efforts to coordinate the content and timing of any public releases or announcements concerning the transactions contemplated hereby issued by either of the parties, it being understood that there shall be no obligation to obtain the approval of the text of any particular release or announcement.

          (c) REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party shall use reasonable best efforts to cause the Closing to occur.

          (d) ANTITRUST NOTIFICATION. Each of Seller and Buyer shall as promptly as practicable following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Seller and Buyer shall use reasonable best efforts to obtain any clearance required under the HSR Act for, and to provide assistance to the other in any antitrust proceedings related to, the purchase and sale of the Shares. For purposes of this Section 8(d) and of Section 8(c), the "reasonable best efforts" of Buyer shall not require Buyer to agree to any prohibition, limitation or other requirement of the type set forth in clauses (B), (C) and (D) of
Section 3(a)(v).

          (e) SETTLEMENT OF INTERCOMPANY ACCOUNTS, ETC. On the date of this Agreement, (x) any short-term indebtedness (including interest accrued thereon and unpaid at the date of this Agreement) owed by the Company or any Subsidiary to Seller as of the date of this Agreement and (y) any short-term indebtedness (including interest accrued thereon and unpaid at the date of this Agreement) owed by Seller to the Company or any Subsidiary as of the date of this Agreement shall be cancelled and, in the case of amounts referred to in clause (x), contributed to the capital of the Company or such Subsidiary, as the case may be, except that, in the event that the amount referred to in clause (y) is in excess of the amount referred to in clause (x), such excess amount (the "Owed Amount") shall not be so cancelled. On the Closing Date, subject to Section 5(j), the aggregate long-term reorganization debt owed by the Company and Golden Belt Manufacturing Company to Seller (in the aggregate principal amount of $361,000,000 as of the date of this Agreement), and all interest accrued and unpaid as of the date of this Agreement and interest accrued thereafter shall be cancelled and contributed to the capital of the Company. At the Closing, (i) all amounts permitted to be paid by the Company or a Subsidiary to Seller or one of its affiliates (other than the Company and the Subsidiaries) pursuant to the exceptions contained in Section 5(b)(x) and not theretofore paid, and the Owed Amount and all short-term extensions of credit by the Company or a Subsidiary to Seller pursuant to clause (C) of such exceptions and not theretofore repaid, shall be paid (and Buyer shall advance funds therefor to the Company and the Subsidiaries to the extent the Company and the Subsidiaries require funds to make such payments on a net basis) and (ii) all other amounts payable by the Company or any Subsidiary to Seller or any of its affiliates (other than the Company and the Subsidiaries) shall be cancelled and, accordingly, the Company and the Subsidiaries shall have no further obligation to make any payments in respect thereof to Seller or any of its affiliates (other than the Company and the Subsidiaries). At the Closing, Seller shall pay to the Company an amount equal to the aggregate amount payable (whether as principal, interest or otherwise) after the date of this Agreement and through the Closing Date in respect of the indebtedness and other liabilities reflected on the Balance Sheet under the captions "Current portion of long-term debt" and "Long-term debt--third parties" (other than those amounts in respect of capital leases) and Seller shall then assume and pay the remaining portion of such indebtedness and indemnify and hold harmless Buyer and the Company with respect thereto.

          (f) RECORDS. On the Closing Date or as soon as practicable thereafter, Seller shall deliver or cause to be delivered to Buyer all original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records"), if any, in the possession of Seller relating specifically to the business and operations of the Company and the Subsidiaries or the Business, subject to the following exceptions:

          (i) Buyer recognizes that certain Records may contain incidental information relating to the business and operations of the Company and the Subsidiaries and the Business or may relate primarily to Seller or subsidiaries or divisions of Seller other than the Company and the Subsidiaries, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer, if material, on the Closing Date or as soon as practicable thereafter and for other Records, if and to the extent reasonably and specifically requested by Buyer;

          (ii) Seller may retain all Records consisting of routine, non-substantive correspondence that would be burdensome to deliver, provided that Seller shall provide copies thereof to Buyer at any time so reasonably and specifically requested by Buyer;

          (iii) Seller may retain all Records prepared in connection with the sale of the Shares;

          (iv) Seller may retain any consolidated, combined or unitary Tax Returns that include persons other than the Company and the Subsidiaries, but Seller shall provide Buyer with true, complete and correct copies of the portions of such Returns that relate to the Company's and the Subsidiaries' liability for Taxes;

          (v) Seller may retain a copy of the minute books of the Company and the Subsidiaries;

          (vi) Seller may retain any Records consisting of or directly relating to insurance policies, whether or not relating to the Company and the Subsidiaries, provided that Seller shall provide copies of Records in respect of claims history as they relate to any such policy, as well as any policies owned by the Company or any Subsidiary, to the extent reasonably and specifically requested by Buyer;

          (vii) Seller may retain any Records consisting of publications available to the public generally that are located at the headquarters of Seller;

          (viii) Seller may retain any Records relating to the tobacco business generally and not to the Company or any Subsidiary in particular that are located in the legal department of Seller.

          (g) INSURANCE. From time to time after the Closing, upon notice by Seller to Buyer of any premiums due under primary worker's compensation and general and automobile liability insurance policies maintained by Seller that are properly allocable retrospectively (in each case as determined based on the allocation methodology described in Schedule 8(g) and after reasonable consultation with Buyer) to the Company or any of the Subsidiaries for claims actually paid but only to the extent such claims relate to or arise out of events which occurred after the date of this Agreement and prior to the Closing, Buyer shall promptly pay, or cause the Company or a Subsidiary to pay, the amount of such premiums due. From time to time after the Closing, promptly after receipt by Seller of any refunds of premiums paid under primary worker's compensation and general and automobile liability insurance policies maintained by Seller that are properly allocable retrospectively (in each case as determined based on such allocation methodology and after reasonable consultation with Buyer) to the Company or any of the Subsidiaries for claims relating to or arising out of events which occurred after the date of this Agreement and prior to the Closing, Seller shall promptly pay to the Company or such Subsidiary the amount of such refunds.

          (h) UNSECURED LOAN STOCK. Promptly following the date of this Agreement, Seller shall use its reasonable best efforts to cause the Company and the Subsidiaries to be released and discharged in all respects on or prior to the Closing Date from any direct or indirect obligation or liability in respect of (i) Seller's #30,000,000 12 1/2 percent Unsecured

Loan Stock 2009 (the "Loan Stock"), (ii) the Trust Deed made the tenth day of August 1984 (the "Trust Deed"), between American Brands, Inc., a New Jersey corporation, and The Prudential Assurance Company Limited (the "Trustee"), (iii) the Deed of Assumption and Guarantee dated December 31, 1985 (the "Guarantee"), between American Brands, Inc., a New Jersey corporation, the Company, American Brands Holding Company, a Delaware corporation, and the Trustee and (iv) in each case, any amendments thereto and any related agreements, documents or instruments (items (i) through (iv) collectively, the "Obligations").

          Seller will be required to bear all costs and expenses in respect of all proposals to the holders of the Loan Stock and/or the Trustee and their execution and implementation (including any attempted execution and implementation), except to the extent certain specified costs agreed by Buyer and Seller (the "Specified Costs") exceed an amount agreed by Buyer and Seller. If the Specified Costs are in excess of such agreed amount, either Buyer will, at its option, agree to pay at Closing one-half of such excess up to an agreed upon threshold amount of Specified Costs (the "Threshold Amount"), in which case Seller shall pay the other one-half of such excess up to the Threshold Amount, or (unless the Company and the Subsidiaries are otherwise released and discharged in all respects from the Obligations on or prior to the Closing Date) the following paragraph shall become applicable. If, but only if, Specified Costs exceed the aggregate of such agreed amount and the Threshold Amount, Buyer or Seller may, at its option, agree to pay at Closing such excess Specified Costs in order to cause the Company to be released and discharged in all respects from the Obligations.

          If the Company and the Subsidiaries are not released and discharged in all respects from the Obligations on or prior to the Closing Date, at the Closing Seller shall enter into an agreement (the "Seller Indemnification Agreement") in form and substance reasonably acceptable to Buyer to the effect that Seller shall indemnify and hold harmless the Company and the Subsidiaries in all respects from the Obligations. In connection therewith Seller shall on the Closing Date either (i) pledge to the Company, pursuant to an agreement in form and substance reasonably satisfactory to Buyer, an amount equal to #40 million to secure Seller's obligations under the Seller Indemnification Agreement or (ii) deliver to Buyer an irrevocable standby letter of credit payable in British pounds sterling and issued by a Qualifying Bank in favor of the Company with an expiration date no earlier than 120 days after the maturity of the Loan Stock and otherwise in form and substance reasonably acceptable to Buyer effectively guaranteeing Seller's obligations under the Seller Indemnification Agreement or (iii) obtain credit support from a Qualifying Financial Institution with an expiration date no earlier than 120 days after the maturity of the Loan Stock and otherwise in form and substance reasonably acceptable to Buyer effectively securing or guaranteeing Seller's obligations under the Seller Indemnification Agreement, provided that, if at any time the financial institution in respect of such credit support arrangement shall cease to be a Qualifying Financial Institution or the issuing bank in respect of the letter of credit shall cease to be a Qualifying Bank, Seller shall be required to either (A) pledge to the Company and the Subsidiaries collateral in an amount and pursuant to an agreement that would comply with clause (i) of this paragraph or (B) deliver a letter of credit that would comply with clause (ii) of this paragraph or (C) provide credit support pursuant to an arrangement that would comply with clause (iii) of this paragraph.

          For purposes of this Section 8(h), (i) "Qualifying Bank" means any commercial bank organized under the laws of England which has a combined capital and surplus and undivided profits of not less than #200,000,000 and which has a credit rating of AA or better from Standard & Poor's Corporation and its successors ("S&P") and Aa or better from Moody's Investors Service, Inc. and its successors ("Moody's") and (ii) "Qualifying Financial Institution" means a Qualifying Bank or other financial institution acceptable to Buyer which has a credit rating of AA or better from S&P and Aa or better from Moody's.

          If the Closing occurs, Buyer shall pay to Seller the amount of any net Income Tax benefit actually realized by the Company or any of the Subsidiaries for a Post-Tax Indemnification Period as a result of the deductibility of any amounts paid pursuant to this Section 8(h). The amount of any such Income Tax benefit shall be calculated on a marginal basis, with the Company and the Subsidiaries being deemed to have recognized all other items of income, gain, loss, deduction or credit before recognizing any deduction with respect to such amounts. Buyer's obligation to pay any amount to Seller shall only arise at such time or times, and then only to the extent, the Company or any such Subsidiary has "actually realized" (defined in a manner analogous to that set forth in Section 11(e)) such net Income Tax benefit. Such net Income Tax benefit shall be determined net of any Tax cost realized by the Company or any Subsidiary as a result (directly or indirectly) of any of the transactions contemplated by this Section 8(h) or the receipt of any amounts with respect thereto. To the extent any person (other than Seller or any of its affiliates, but including the Company and any of the Subsidiaries), including Buyer pursuant to the third preceding paragraph of this Section 8(h), provides funds with respect to the transaction giving rise to such deduction and is not reimbursed by Seller or such affiliate of Seller (a "Non-Seller Contribution"), the amount payable by Buyer to Seller pursuant to this paragraph shall be reduced by the product of (i) the amount of the net Income Tax benefit actually realized as a result of such transaction by the Company or the Subsidiary, as the case may be, and (ii) the lesser of
(a) a fraction, the numerator of which equals the amount of such Non-Seller Contribution, and the denominator of which equals the amount of the deductible expense, and (b) 1 (one).

          (i) CO-EXISTENCE AGREEMENT. On the Closing Date, Seller, the Company and Buyer will enter into a Co-Existence Agreement in the form of Exhibit G.

          (j) INDEMNIFICATION AGREEMENT. On the Closing Date, Seller and the Company shall execute and deliver, and Buyer shall cause B&W to execute and deliver, an indemnification agreement in the form of Exhibit E.

          9.  EMPLOYEE AND RELATED MATTERS.

          (a) TRANSFER OF DEFINED BENEFIT PLAN ASSETS. Prior to the Closing, Seller shall cause the assets of the Defined Benefit Plans of the Company and each Subsidiary currently being held in the master trust for the Defined Benefit Plans to be transferred to a trust established by the Company solely for those assets. The assets to be transferred shall be selected on a pro rata basis, to the greatest extent possible, from each investment fund of such master trust. Seller shall direct the investment managers of the investment funds under the master trust to select the assets to be transferred on a pro rata basis to the greatest extent practicable, and, to the extent assets cannot be transferred on a pro rata basis as aforesaid, each investment manager shall act impartially as between Buyer and Seller (and Seller shall direct each such investment manager to act impartially) in determining the assets to be transferred.

          (b) BUYER'S INDEMNIFICATION FOR EMPLOYEE CLAIMS. Seller shall have no liability for, and Buyer will indemnify and hold harmless Seller with respect to, any claims for those benefits described in Schedule 4(o) under the heading "Additional Payments or Benefits or Acceleration of Time of Payment or Vesting of the Benefits as a Result of Transactions Contemplated by this Agreement" (but not with respect to any amendment or modification of any such benefits after the date of this Agreement) by persons who are employees of the Company or any Subsidiary on the Closing Date in respect of stay bonuses or termination by the Company or any Subsidiary after the Closing. Nothing in the preceding sentence shall be construed as imposing a liability upon Seller for any compensation or benefits of employees of the Company or any Subsidiary payable after the Closing, except to the extent otherwise provided herein. Buyer, the Company and the Subsidiaries shall have no liability for, and Seller will indemnify and hold each of them harmless with respect to, any claim for severance pay or termination benefits (other than stay bonuses) by persons who are employees of the Company or any Subsidiary on the Closing Date to the extent such claim does not arise out of the actual termination of such person's employment by the Company or any Subsidiary after the Closing Date, except that the Company shall retain and Seller shall have no obligation with respect to the Severance Agreement dated as of February 1, 1993, between the Company and Donald S. Johnston.

          (c) CONTINUATION OF EMPLOYEE BENEFITS. Buyer shall maintain or cause its affiliates (including, after the Closing, the Company and the Subsidiaries) to maintain, for a period of one year following the Closing Date, compensation and employee benefit plans (other than any plans based on equity securities or any equivalent thereof) for employees of the Company and the Subsidiaries generally that are substantially comparable in the aggregate to those provided under the Benefit Plans in accordance with their terms in effect on the date of this Agreement (other than any thereof based on equity securities or any equivalent thereof). Notwithstanding the above, Buyer shall have the right (i) following the Closing Date, to transfer, to one or more employee benefit plans maintained by Buyer or its affiliates which are, in the aggregate, substantially comparable to the plans of the Company and the Subsidiaries, the participation of any employee of the Company or any Subsidiary who becomes an employee of Buyer or any of its other affiliates, (ii) to make changes or cause changes to be made in compensation, benefits and other terms of employment for individual employees, (iii) to terminate the employment of any employee and (iv) to amend the terms of any compensation or employee benefit plan to the extent the consent of the affected employee (or such employee's collective bargaining representative) has been obtained. Buyer shall maintain or cause its affiliates (including, after the Closing, the Company and the Subsidiaries) to maintain for a period of two years following the Closing the benefit programs described in items A through H in Schedule 4(o) under the heading "Additional Payments or Benefits or Acceleration of Time of

Payment or Vesting of any Benefits as a Result of Transactions Contemplated by this Agreement" which have a two-year term, but without regard to any amendment or modification of any such benefit after the date of this Agreement. Nothing in this Section 9(c) shall be construed as (x) granting any rights to continued employment or (y) an amendment to the terms of any specific benefit under a compensation or employee benefit plan in effect on the date of this Agreement.

          (d) INDEMNIFICATION OF DIRECTORS AND OFFICERS. Buyer will maintain, or cause to be maintained, for a period of not less than five years following the Closing Date, a directors' and officers' insurance and indemnification policy providing coverage for events occurring prior to the Closing Date (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement. The D&O Insurance shall be substantially similar in all material respects to the directors' and officers' insurance and indemnification policy provided for directors and officers of B&W on the date of this Agreement. If the annual premium in respect of the D&O Insurance shall at any time exceed 120% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"), Buyer's obligation in the first two sentences of this Section 8(d) shall terminate. If Buyer's obligation so terminates or if the existing D&O Insurance expires, is terminated or canceled during such five-year period, Buyer will use its reasonable best efforts to obtain, or cause to be obtained, as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. Buyer will further maintain, or cause to be maintained, for a period of not less than five years following the Closing Date, the Company's directors' and officers' indemnification policy set forth in the Company's by-laws on the date of this Agreement, or a generally comparable indemnification policy, for all persons who were directors and officers of the Company on the date of this Agreement and former directors and officers of the Company, in each case with respect to claims made or that may be made relating to the period prior to the Closing Date.

          10. FURTHER ASSURANCES. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8(c) and 8(d)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          11. INDEMNIFICATION. (a) TAX INDEMNIFICATION. Seller shall indemnify Buyer, its affiliates (including the Company and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from (i) all liability for Taxes of the Company and the Subsidiaries for the Tax Indemnification Period, (ii) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of Seller or any other person (other than the Company or any of the Subsidiaries) which is or has ever been affiliated with the Company or any of the Subsidiaries, or with whom the Company or any of the Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Return, prior to the Closing, (iii) any Taxes attributable to the breach of any representation or warranty contained in Section 4(h) or any breach by Seller or any of its affiliates

(other than after the Closing, the Company and the Subsidiaries) of any covenant contained in Section 12 of this Agreement, provided, however, that with respect to any breach of the representations and warranties contained in Sections 4(h)(ii) and 4(h)(iii) attributable to a failure to timely file a Return or timely pay a Tax, if the due date for filing with or payment to the relevant Taxing Authority, as the case may be, determined with regard to extensions, is after the date of this Agreement and on or before the Closing Date, and without derogation of Buyer's rights under clause (i) above or its rights under this clause (iii) with respect to the breach of any other representations, warranties or covenants, Seller's indemnity obligation pursuant to this clause (iii) shall be limited to any interest, penalties, or additions to Tax resulting from such failure to timely file or timely pay, as the case may be; (iv) all liability for Taxes of the Company or any of the Subsidiaries attributable to (A) the acquisition of the rights and obligations under the European Trademark Agreements, (B) the ownership or existence thereof during the period from the date of this Agreement through the Closing, or (C) the assignment of such rights and obligations, except, in the case of clause (C), to the extent the Company or any Subsidiary receives a Tax benefit by reason of a reduction in its taxable income attributable to amortization deductions with respect to the European Trademark Agreements available to the Company or such Subsidiary for the period from the date of this Agreement through the date of such assignment, (v) all liability for Taxes of the Company or any of the Subsidiaries arising (directly or indirectly) as a result of the sale of the Shares or the other transactions contemplated hereby (including any Taxes arising as a result of (A) the cancellation of any indebtedness by Seller or any affiliate of Seller (other than the Company or any of the Subsidiaries), or the payment by Seller or any such affiliate to the Company or any of the Subsidiaries of any amounts, as contemplated by
Section 8(e), (B) the reversal of certain reserves for marketing and legal expenses that were shown as accrued as of December 31, 1993 and (C) the transactions contemplated by Section 8(h) with respect to the Loan Stock, and including any Taxes arising as a result of the recognition by Seller, the Company, any of the Subsidiaries or any other affiliate of the Seller of any "deferred intercompany gain" or "excess loss account" or otherwise arising as a result of the Company or any of the Subsidiaries ceasing to be a member of a consolidated, combined or unitary group of which the Seller or any of its affiliates (other than the Company or the Subsidiaries) is a member), (vi) all liability of the Company or any of the Subsidiaries for Taxes to the extent such Taxes are attributable (directly or indirectly) to any transaction engaged in by Seller or any of its affiliates (including, prior to the Closing, the Company and the Subsidiaries), or the operation of the business, other than (A) in the ordinary course of business, (B) as contemplated by this Agreement or (C) as expressly consented to by Buyer, and (vii) all liability for reasonable legal, accounting, appraisal or similar fees and expenses with respect to any item described in clause (i),
(ii), (iii), (iv), (v) or (vi) above. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Buyer and its affiliates, or any of their respective officers, directors, employees, stockholders, agents or representatives, from any liability for Taxes attributable to any action taken after the Closing by Buyer, any of its affiliates (including the Company or any of the Subsidiaries), or any transferee of Buyer or any of its affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement) (a "Buyer Tax Act").

          If the Closing occurs, Buyer shall, or shall cause the Company and the Subsidiaries to, indemnify Seller, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from (i) except to the extent Seller is otherwise required to indemnify Buyer for such Tax pursuant to this Section 11(a), all liability for Income Taxes of the Company and the Subsidiaries for any taxable period ending after the date of this Agreement (except to the extent such taxable period began before the date of this Agreement, in which case Buyer's indemnity will cover only that portion of any such Taxes that are not for the Tax Indemnification Period), and all liability for Taxes other than Income Taxes the due date for payment of which to the relevant Taxing Authority, determined with regard to extensions, is after the date of this Agreement, (ii) all liability for Taxes attributable to a Buyer Tax Act (including any liability for Taxes attributable to an election by Buyer under Section 338 of the Code with respect to the acquisition of the Shares) and (iii) all liability for reasonable legal, accounting, appraisal or similar fees and expenses with respect to any item described in clause (i) or (ii) above.

          In the case of any taxable period that includes (but does not end on) the date of this Agreement (a "Straddle Period"):

          (i) Income Taxes of the Company and the Subsidiaries for the Tax Indemnification Period shall be computed as if such taxable period ended as of the close of business on the date of this Agreement, and, in the case of any Income Taxes of the Company and the Subsidiaries attributable to the ownership by the Company or any of the Subsidiaries of any equity interest in any partnership or other "flowthrough" entity (other than the Subsidiaries), as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the date of this Agreement; and

          (ii) Income Taxes of the Company and the Subsidiaries for which a consolidated, combined or unitary Return is filed with Seller or any of its affiliates (other than the Company and the Subsidiaries) shall be computed as if separate returns had been filed for the Company and the Subsidiaries for such Straddle Period and all prior taxable periods.

Seller's indemnity obligation in respect of Income Taxes for a Straddle Period shall equal the excess of (x) such Income Taxes for the Tax Indemnification Period over (y) the amount of such Income Taxes paid by the Company, any of the Subsidiaries, Seller or any of its other affiliates on
or prior to the date of this Agreement ("Seller Payments").   At such time
as the Income Tax return for the relevant Straddle Period is filed with the relevant Taxing Authority, (i) if the amount of such Income Taxes for the Tax Indemnification Period exceeds the amount of Seller Payments, Seller shall pay the amount of such excess to the Company or relevant Subsidiary, as the case may be, or, if appropriate, to the relevant Taxing Authority on behalf of the Company or such relevant Subsidiary, as the case may be, or
(ii) if the amount of such Seller Payments exceeds the amount of such Income Taxes for the Tax Indemnification Period, the Company shall pay such excess to Seller. The payments to be made pursuant to this paragraph by Seller or the Company, as the case may be, with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination

(which shall include the execution of Form 870-AD or successor form) with respect to Straddle Period Income Taxes.

          Except as otherwise provided in the preceding paragraph with respect to Straddle Period Income Taxes, any indemnity payment to be made hereunder shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

          Notwithstanding anything to the contrary contained herein, neither Seller nor Buyer shall have any obligation under this Section 11(a) unless and until the Closing shall occur.

          (b) ENVIRONMENTAL INDEMNIFICATION. Seller shall indemnify Buyer, its affiliates (including the Company and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents, representatives, successors and assigns against and hold them harmless from all Environmental Costs (as hereinafter defined) arising from or related in any manner to: (i) any breach of any representation or warranty of Seller regarding environmental matters set forth in Section 4(q)(ii); (ii) any environmental condition, or violation of any Environmental Law, at the facilities of the Company or any Subsidiary that was in existence prior to or at the time of Closing; (iii) any act of the Company or any Subsidiary giving rise to liability under Environmental Law, including off-site liability arising from, or in connection with, transportation, treatment, storage or disposal of any Contaminant at any time prior to the Closing by Seller, the Company or any Subsidiary or any of their respective agents or contractors under CERCLA, which act occurred prior to the time of Closing; or (iv) the Release, or threat of Release of any Contaminant or any other environmental condition, including the presence of any Contaminant, at, on, in or under any real property, now or previously owned, leased or operated by the Company or any Subsidiary, which Release, threatened Release or condition existed at or prior to the time of Closing; provided, however, that Seller shall not have any liability in respect of any individual breach, condition, violation, act, Release, threat of Release or presence of Contaminants described in clauses (i) through (iv) above (or any series of related breaches, conditions, violations, acts, Releases, threats of Releases or presence of Contaminants) (an "Individual Claim") unless the aggregate of all Environmental Costs relating to any Individual Claim for which Seller would, but for this proviso, be liable exceeds $1,500,000, in which case Seller's liability shall be for eighty percent (80%) of such excess over $1,500,000 and Buyer's liability shall be for twenty percent (20%) of such excess over $1,500,000; provided further, however, that, if and when the aggregate of all Environmental Costs for which Seller would not have any liability by reason of the immediately preceding proviso exceeds $10,000,000, thereafter such proviso shall cease to have any effect with respect to any additional Individual Claims, and Seller shall be liable for eighty percent (80%) of such excess over $10,000,000 and Buyer shall be liable for twenty percent (20%) of such excess over $10,000,000; provided further, however, that Seller shall not have any liability for any claim for indemnification under this Section 11(b) (A) in respect of those matters set forth in Schedule 11(b), and no Environmental Costs in respect of any such matters shall be included for purposes of determining whether any threshold in the two preceding provisos has been reached or exceeded, or (B) if and to the extent such liability arises out of environmental requirements imposed as a result of a change in use of any Company Property subsequent to the Closing Date or (C) in the case of clause (iv) above, if and to the extent such liability arises out of an addition to the list of substances defined as "hazardous substances" under Section 101(14) of CERCLA and the authorities cited therein (other than an addition relating to petroleum, its by-products or fractions).

          In addition to, and not by way of limitation of, the procedures set forth in Section 11(g) and Section 11(h) (which shall be deemed superseded to the extent inconsistent herewith) regarding indemnification for Third Party Claims (as hereinafter defined) and claims not constituting Third Party Claims, Buyer shall provide Seller with reasonably prompt notice of any condition or claim in respect of which Seller seeks, or may seek, indemnification under this Section 11(b). Buyer shall keep Seller reasonably apprised of the status of, and Buyer's response to, all such conditions or claims in all material respects. At such time as Buyer reasonably anticipates that any monetary threshold set forth in the first or second proviso of the immediately preceding paragraph may be exceeded (and in any event if and when any such threshold is exceeded) in respect of any condition or claim, Buyer shall provide Seller with reasonably prompt notice thereof, and Seller shall have the option to participate, at its own expense, in the resolution of any such condition or claim (and Buyer shall consult with Seller in respect thereof), including the assumption of control of any negotiations with appropriate Governmental Entities (if such Governmental Entities permit such assumption). If Seller so assumes control, then Seller shall not agree to any response to or resolution of such condition or claim with any Governmental Entity without Buyer's prior written consent, which consent shall not be unreasonably withheld. Failure by Buyer to give any notification required under this paragraph shall not affect the indemnification provided under this Section 11(b) except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

          "Environmental Costs" means all liabilities, losses, costs, damages (including consequential damages), expenses, claims and reasonable attorneys' and experts' fees (including natural resource damages, investigation, monitoring and remediation costs, penalties, interest, fines and costs of litigation).

          (c) OTHER INDEMNIFICATION BY SELLER. Seller shall indemnify Buyer, its affiliates (including the Company and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 11(a), or environmental matters, for which indemnification provisions are set forth in Section 11(b)), arising from, relating to or otherwise in respect of (i) any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto, which representation and warranty is not true and correct in all respects as of the date of this Agreement and as of the time of the Closing as though made as of such time (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all respects only as of such earlier date), (ii) any breach of any covenant of Seller contained in this Agreement, including Seller's agreement to indemnify Buyer, the Company or any Subsidiary pursuant to
Section 9(b), (iii) the ownership or existence of the European Trademark Agreements during the period from the date of this Agreement through the Closing or the assignment of the rights and obligations under the European Trademark Agreements as contemplated by Section 5(j) or, (iv) the breach or violation by the Company or any Subsidiary prior to or by reason of the Closing of any Contract identified with two asterisks on Schedule 4(l); provided, however, that Seller shall not have any liability under clause
(i) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $7,500,000, in which case Seller's liability under clause (i) above shall be only for such excess; provided further, however, that Seller shall not have any liability under clause (ii) above in respect of breaches of any covenant set forth in clauses (xxi) through (xxxiv) and (xxxv) (to the extent such clause (xxxv) relates to clauses (xxi) through (xxxiv)) of Section 5(b) unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $250,000, in which case Seller's liability under clause (ii) above shall be only for such excess.

          (d) OTHER INDEMNIFICATION BY BUYER. Buyer shall indemnify Seller, its affiliates (other than the Company and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in paragraph (a) of this Section 11) arising from, relating to or otherwise in respect of (i) any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto, which representation and warranty is not true and correct in all respects as of the date of this Agreement and as of the time of the Closing as though made as of such time (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all respects only as of such earlier date) and (ii) any breach of any covenant of Buyer contained in this Agreement, including Buyer's agreement to indemnify Seller pursuant to Section 9(b).

          (e) LOSSES NET OF INSURANCE, ETC. The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Section 11 shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a "Loss") and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the deductibility of any such Loss or Tax. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or the deductibility of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would have been required to pay but for the receipt or accrual of the indemnity payment or the deductibility of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes and, if necessary, each of Seller or Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

          (f) TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto (i) pursuant to Section 11(a), shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof), (ii) pursuant to Section 11(b), shall terminate on the twelfth anniversary of the Closing Date, (iii) pursuant to Sections 11(c)(i) and 11(d)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 16 and
(iv) pursuant to the other clauses of Section 11(c) or 11(d) shall not terminate; provided, however, that as to clauses (i), (ii) and (iii) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or a related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

          (g)  PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN UNDER
SECTION 11(a)). In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 11(a)) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party of the Third Party Claim reasonably promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, reasonably promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim other than those notices and documents (including court papers) separately addressed to the indemnifying party; provided, however, that failure to deliver any such notice or document shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

          If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses at its sole cost and upon written notice to the indemnified party acknowledging its obligation to indemnify the indemnified party therefor in accordance with the terms of this Agreement (including this Section 11), to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).

          If the indemnifying party so elects to assume the defense of any Third Party Claim, the indemnified parties shall cooperate with the indemnifying party in the defense thereof. Such cooperation shall include the retention and (upon the indemnifying party's reasonable request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which would not otherwise significantly adversely affect the indemnified party. The indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim the defense of which shall have been assumed by the indemnifying party in accordance with the terms hereof. The indemnified party shall have the right to admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim the defense of which shall not have been assumed by the indemnifying party.

          Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume or control (but may participate in) the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim, if successful, is likely to result in an order, injunction or other equitable relief or relief for other than money damages against the indemnified party, provided that such limitation on the indemnifying party shall cease to the extent the Third Party Claim, if successful, is no longer likely to result in such an order, injunction or other equitable relief or relief for other than money damages; provided further that the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the consent of the indemnifying party, such consent not to be unreasonably withheld. The indemnification required by Sections 11(b), 11(c) and 11(d) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under Section 11(b), 11(c) or 11(d) other than Third Party Claims shall be governed by Section 11(h). All Tax Claims (as defined in Section 11(i)) shall be governed by Section 11(i).

          For the avoidance of doubt, the provisions of this Section 11(g) shall not apply in any respect to the indemnification agreement entered into pursuant to Section 8(j).

          (h) OTHER CLAIMS. In the event any indemnified party should have a claim against any indemnifying party under Section 11(b), 11(c) or 11(d) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11(b), 11(c) or 11(d), except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 20 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 11(b), 11(c) or 11(d), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under
Section 11(b), 11(c) or 11(d) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          (i) PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS. If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to Buyer, any of its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 11(a), Buyer shall reasonably promptly notify Seller of such claim (a "Tax Claim"); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent Seller has actually been prejudiced as a result of such failure.

          With respect to any Tax Claim relating to Income Taxes and relating to a taxable period ending on or prior to the date of this Agreement or to any other taxable period in which the Company or any Subsidiary joined in filing any Federal income tax return, combined Connecticut corporate business tax return or Virginia consolidated corporate income tax return with Seller or any of its affiliates (other than the Company or any of the Subsidiaries), or any Tax Claim relating to any Tax (other than an Income Tax) that is a Tax for the Tax Indemnification Period and that relates to a taxable period that ends on or before the date of this Agreement, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, Seller shall not settle any Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Furthermore, Buyer, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, and Seller shall inform Buyer, reasonably promptly in advance, of the date, time and place of all administrative or judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim and shall provide to Buyer all information document requests and responses, proposed notices of deficiency, notices of deficiencies, revenue agents' reports, protests, petitions and any other documents relating to such Tax Claim promptly upon receipt from, or in advance of submission to (as the case may be), the relevant Taxing Authority. Buyer shall be entitled to have its representatives attend and participate in any such administrative or judicial meeting, conference, hearing or other proceeding. Before taking any action with respect to the conduct of any such Tax Claim (including, but not limited to, the submission of any protests, petitions or responses to information document requests), Seller shall first consult with Buyer in good faith about such action.

          Except as otherwise provided in the preceding paragraph, Seller and Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Income Taxes of the Company or any Subsidiary for any Straddle Period and any Tax Claim relating to Taxes (other than Income Taxes) that are Taxes for the Tax Indemnification Period and that relate to a taxable period that begins on or before the date of this Agreement and ends after such date. Neither Seller nor Buyer shall settle any such Tax Claim without the prior written consent of the other.

          Except as otherwise provided in the second preceding paragraph, Buyer shall control all proceedings with respect to any Tax Claim relating to Taxes for any taxable period beginning after the date of this Agreement. Seller shall have the same right to participate in the conduct of such proceedings as Buyer would have in the proceedings described in the second preceding paragraph.

          Buyer, the Company, each of the Subsidiaries and each of their respective affiliates, on the one hand, and Seller and its respective affiliates, on the other, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          12.  TAX MATTERS.  (a)  For purposes of this Section 12,
(i) "Income Tax Benefit" for a taxable period arising from a Timing Difference or Reverse Timing Difference shall mean the excess of (A) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over
(B) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax refund as a negative Income Tax liability for purposes of such calculation); (ii) "Income Tax Detriment" for a taxable period arising from a Timing Difference or Reverse Timing Difference shall mean the excess of (A) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (B) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax refund as a negative Income Tax liability for purposes of such calculation); (iii) "Reverse Timing Difference" shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, of the Company or any of the Subsidiaries for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the Company or any of the Subsidiaries for any Post-Tax Indemnification Period; and
(iv) "Timing Difference" shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, of the Company or any of the Subsidiaries for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the Company or any of the Subsidiaries for the Tax Indemnification Period. For purposes of the preceding definitions, (y) a Straddle Period shall be treated as consisting of two taxable periods, one period beginning on the first day of the Straddle Period and ending on the date of this Agreement, and the second period beginning on the following day and ending on the day on which the Straddle Period ends and (z) the items of income, gain, recapture, deduction, loss and credit referred to in the definitions of Reverse Timing Difference and Timing Difference in clauses (iii) and (iv) above shall be as calculated for Income Tax purposes.

          (b) (i) Except as otherwise provided in clauses (iii) and (iv) below, for any taxable period of the Company or any of the Subsidiaries that ends after the date of this Agreement, Buyer shall, or shall cause the Company and the Subsidiaries to, timely prepare and file with the relevant Taxing Authorities all Income Tax Returns the due date for filing of which, determined with regard to extensions, is after the Closing Date. Except as otherwise provided in clauses (iii) and (iv) below, for any taxable period of the Company or any of the Subsidiaries the due date for filing of which, determined with regard to extensions, is on or before the Closing Date, Seller shall, or shall cause the Company and the Subsidiaries to, timely prepare and file with the relevant Taxing Authorities all Income Tax

Returns. Any Return described in the preceding sentence, and any Return described in the second preceding sentence with respect to a Straddle Period, shall be prepared on a basis consistent with the past practice of the Company and the Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income to the Post-Tax Indemnification Period or accelerating deductions to the Tax Indemnification Period).
Buyer and Seller agree to cause the Company and the Subsidiaries to file all Income Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Return filed on that basis.

          (ii) Seller shall, or shall cause the Company and the Subsidiaries to, timely prepare and file with the relevant Taxing
Authorities all Returns with respect to Taxes other than Income Taxes the due date for filing of which, determined with regard to extensions, is on or after the date of this Agreement (and on or before the Closing Date).

          (iii) The Company and the Subsidiaries will be included in the consolidated Federal Income Tax Returns of the Seller Affiliated Group for the calendar year 1993 (the "1993 Period"), the portion of the calendar year 1994 ending on the earlier of December 31, 1994 and the Closing Date (the "1994 Period") and, if the Closing does not occur during calendar year 1994, the portion of the calendar year 1995 ending on the Closing Date (the "1995 Period"). Seller shall timely prepare and file such Returns. If the Closing occurs, Buyer shall, or shall cause the Company to, provide complete packages of information, and such other information as Seller may reasonably request, to enable Seller to include the Company and the Subsidiaries in such consolidated Federal Income Tax Returns (to the extent such information was not previously provided to Seller). Such information packages shall be prepared in accordance with instructions and procedures furnished by Seller. In the case of the 1994 Period, such information package shall be furnished by Seller not later than one month after the Closing Date and the responses to such information package shall be delivered to Seller not later than three months after receipt of such information package. Promptly after completion thereof, Seller shall furnish to the Company a copy of the pro forma separate Federal income tax returns of the Company and the Subsidiaries, or similar data, used in the preparation and filing of the consolidated Federal Income Tax Returns of the Seller Affiliated Group for the 1993 Period or the 1994 Period, as the case may be. Procedures comparable to those described in this clause (iii) shall apply for the preparation and filing of the Federal Income Tax Return for the 1995 Period, if appropriate.

          (iv) The Company and The American Cigar Company also will be included in the Connecticut corporate business tax combined returns of Seller and certain other subsidiaries of Seller, and the Company will be included in the Virginia consolidated corporation income tax returns of the Company and certain other subsidiaries of Seller, for the 1993 and 1994 Periods and the 1995 Period, if appropriate. Seller shall timely prepare and file such returns. If the Closing occurs, Buyer shall, or shall cause the Company to, provide complete packages of information, and such other information as Seller may reasonably request, to enable Seller to include the Company and The American Cigar Company in such returns (to the extent such information was not previously provided to Seller). Such information packages shall be prepared in accordance with instructions and procedures furnished by Seller. In the case of the 1993 Period, such information package has been furnished to the Company, and the responses to such information package shall be delivered to Seller not later than August 1, 1994. In the case of the 1994 Period, such information package shall be furnished by Seller not later than one month after the Closing Date and the responses to such information package shall be delivered to Seller not later than one month after receiving Seller's approval of the information package with respect to Federal Income Taxes described in clause (iii) above. Promptly after completion thereof, Seller shall furnish to the Company a copy of the pro forma Connecticut corporate business tax separate returns and the pro forma Virginia separate corporation income tax returns of the Company, or similar data, used in the preparation and filing of the Connecticut corporate business tax combined returns and the Virginia consolidated corporation income tax returns for the 1993 Period or the 1994 Period, as the case may be. Procedures comparable to those described in this clause (iv) shall apply for the preparation and filing of the Connecticut corporate business tax combined return and the Virginia consolidated corporation income tax return for the 1995 Period, if appropriate.

          (v) After the date of this Agreement, Seller may be required to make estimated Income Tax payments for the 1994 Period and the 1995 Period with respect to consolidated Federal income tax, combined Connecticut corporate business tax and consolidated Virginia corporation income tax. The Company and the Subsidiaries shall promptly reimburse Seller for the amount of such estimated Income Tax payments to the extent they relate to the Company or any of the Subsidiaries (determined in a manner consistent with the tax sharing arrangements between the Company and the Subsidiaries, on the one hand, and Seller, on the other hand, as in effect on the date of this Agreement). Ultimate liability for such Taxes for the 1994 Period shall be determined in the manner set forth in Section 11(a). Except to the extent Seller is otherwise required to indemnify Buyer pursuant to
Section 11(a), the Company and the Subsidiaries shall have ultimate liability for such Taxes for the 1995 Period.

          (c) Seller, the Company, each of the Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns, resolving all disputes and audits with respect to all taxable periods relating to Taxes, seeking any refunds for Taxes and in any other matters relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes.

          (d) (i) Buyer agrees to cause the Company and each of the Subsidiaries to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that would, absent such election, be carried back to a taxable period of the Company or such Subsidiary ending on or prior to the Closing Date with respect to which the Company filed a consolidated, combined or unitary Tax Return with Seller or any affiliate of Seller (other than the Company and the Subsidiaries).

          (ii) The amount or economic benefit of any refunds, credits or offsets of Income Taxes of the Company or any of the Subsidiaries for any taxable period ending on or before the date of this Agreement shall be for the account of Seller. Notwithstanding the foregoing, any such refunds, credits or offsets of Income Taxes shall be for the account of Buyer to the extent that such refunds, credits or offsets of Income Taxes are attributable (determined on a marginal basis) to the carryback from a taxable period beginning after the date of this Agreement (or the portion of a Straddle Period that begins on the day after the date of this Agreement) of items of loss, deductions, or other tax items, of the Company or any of the Subsidiaries (or any of their respective affiliates, including Buyer), other than a carryback arising as a result of Buyer's breach of its covenant contained in Section 12(d)(i). The amount or economic benefit of any refunds, credits or offsets of Income Taxes of the Company or any of the Subsidiaries for any taxable period beginning after the date of this Agreement shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Income Taxes of the Company or any of the Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Buyer.

          (iii) Any refund, credit or offset of Taxes other than Income Taxes shall be (a) for the account of Seller, if the due date for paying such Taxes (determined with regard to extensions) is on or prior to the date of this Agreement or (b) shall be for the account of Buyer, if the due date for paying such Taxes (determined with regard to extensions) is after the date of this Agreement. If any such refund, credit or offset cannot be directly attributed to a particular payment of Taxes, such refund, credit or offset shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in the preceding sentence.

          (iv) Each party shall forward, and shall cause its affiliates to forward, to the party entitled pursuant to this Section 12(d) to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 10 days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be; provided, however, that any such amounts payable to the party entitled to such refund, credit or offset to Tax shall be net of any Tax cost or benefit to the other party and its affiliates attributable to the receipt of such refund, credit or offset to Tax and/or the payment of such amounts to the party entitled to such amounts. Seller and Buyer shall treat any payments to the other party pursuant to this Section 12(d) as an adjustment to the Purchase Price, unless a final determination (which shall include the execution of a Form 870-AD or successor form) causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

          (e) (i) If an adjustment by a Taxing Authority or an amendment of a Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Seller has or would otherwise have under Section 11(a) and/or an increase in the amount of a refund or credit to which Seller is entitled to under Section 12(d), then in each Post-Tax Indemnification Period in which the Company, any of the Subsidiaries, Buyer or any of its other affiliates realizes an Income Tax Detriment, Seller shall pay to Buyer an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Seller shall be required to make under this clause (e) (i) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Company, any of the Subsidiaries, Seller or any of its affiliates for all Tax Indemnification Periods as a result of such Timing Difference. Seller shall make all such payments promptly after the time the relevant taxpayer realizes the relevant Income Tax Detriment.

          (ii) If an adjustment by a Taxing Authority or an amendment of a Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity obligation of Seller under Section 11(a) and/or a decrease in the amount of a refund or credit to which Seller is or would otherwise be entitled to under Section 12(d), then in each Post-Tax Indemnification Period in which the Company, any of the Subsidiaries, Buyer or any of its other affiliates realizes an Income Tax Benefit, Buyer shall pay to Seller an amount equal to such Income Tax Benefit; provided, however, that the aggregate payments which Buyer shall be required to make under this clause (e)(ii) with respect to any Reverse Timing Difference shall not exceed the aggregate amount of the Income Tax Detriments realized by the Company, any of the Subsidiaries, Seller or any of its affiliates for all Tax Indemnification Periods as a result of such Reverse Timing Difference. Buyer shall make all such payments promptly after the time the relevant taxpayer realizes the relevant Income Tax Benefit.

          (f) Seller shall be responsible for filing any amended Federal Income Tax Consolidated Returns, Connecticut corporate business Tax combined Returns or Virginia consolidated corporation income Tax Returns and any other Returns for taxable periods for which Seller is responsible for preparing and filing the original such Returns pursuant to
Section 12(b) which are required as a result of examination adjustments made by the Internal Revenue Service or by the relevant Taxing Authorities; provided, however, that no such Return shall be filed without the prior written consent of Buyer, which consent shall not be unreasonably withheld. All other amended Returns shall be prepared and filed by Buyer, or by the Company and the Subsidiaries; provided, however, that in the case of amended Income Tax Returns for any Tax Indemnification Period or Straddle Period or any other amended Returns relating to Taxes (other than Income Taxes) that relate, in whole or in part, to a Tax for the Tax Indemnification Period, no such Return shall be filed without the prior written consent of Seller, which consent shall not be unreasonably withheld.

          (g) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the sale of the Shares or otherwise in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and Seller and Buyer shall cooperate in timely preparing and filing all Returns as may be required to comply with the provisions of such Tax laws.

          (h) Seller shall deliver to Buyer at the Closing a certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

          (i) Seller shall cause the provisions of any Tax sharing agreement, arrangement or practice between Seller and any of its affiliates

(other than the Company and the Subsidiaries), on the one hand, and the Company or any of the Subsidiaries, on the other hand, to be terminated on or before the date of this Agreement. After the date of this Agreement no party shall have any rights or obligations under any such Tax sharing agreement, arrangement or practice.

          (j) Seller agrees that neither it nor any of its affiliates shall elect to reattribute pursuant to Treasury Regulation Section 1.1502-20(g) any net operating loss carryovers or net capital loss carryovers of the Company or any of the Subsidiaries.

          13. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other party hereto; provided, however, that Buyer may assign its right to purchase the Shares hereunder to an affiliate of Buyer without the prior written consent of Seller; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 13 shall be void.

          14.  NO THIRD-PARTY BENEFICIARIES.  Except as provided in
Section 11, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          15. TERMINATION. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (i)  by mutual written consent of Seller and Buyer;

          (ii)  by Seller if any of the conditions set forth in
     Section 3(b) shall have become incapable of fulfillment prior to the first anniversary of the date hereof, and shall not have been waived by Seller;

          (iii)  by Buyer if any of the conditions set forth in
     Section 3(a) shall have become incapable of fulfillment prior to the first anniversary of the date hereof, and shall not have been waived by Buyer; or

          (iv) by either party hereto, if the Closing does not occur on or prior to the first anniversary of the date hereof;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, unless such party reasonably establishes that the basis for such termination is not related to such breach.

          (b) In the event of termination by Seller or Buyer pursuant to this Section 15, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein, all confidential information received by Buyer with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it,
(ii) Section 17 relating to certain expenses, (iii) Section 23 relating to finder's fees and broker's fees and (iv) this Section 15. Nothing in this
Section 15 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

          16. SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Sections 11(a),
(b), (c) and (d) and shall terminate at the close of business three years following the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 4(q)(ii) shall terminate at the close of business twelve years following the Closing Date and (ii) the representations and warranties set forth in Sections 4(a), 4(c), 4(e) and 4(h) and (ii) any representation or warranty, in the case of fraud, intentional misrepresentation or intentional breach, shall survive until the expiration of the relevant statute of limitations (taking into account any extensions thereof) or 30 days after the expiration of the relevant statute of limitations (taking into account any extensions thereof) for Third Party Claims made within 30 days prior to the expiration of the relevant statute of limitations (taking into account any extensions thereof), except that, in each case, an extension of the statute of limitations will only be taken into account in respect of matters covered by Section 4(h), in respect of extensions requested by a Governmental Entity concerning matters covered by Section 4(q)(ii) or where, in the good faith opinion of Buyer, not to request an extension could significantly interfere with the operations or business of the Company or the affected Subsidiary.

          17. EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all transaction costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except that any such costs and expenses of the Company or any of the Subsidiaries (other than any travel, photocopying and other incidental expenses incurred by the Company or a Subsidiary in connection with furnishing Buyer access to documents and personnel or in connection with Buyer's due diligence review of the Company and the Subsidiaries) shall be borne by Seller.

          18. AMENDMENTS; WAIVERS. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

          19. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, cabled or telecopied, or if mailed, ten days after mailing (two business days in the case of express mail or overnight courier service), as follows:

          (i)  if to Buyer,

               B.A.T Industries P.L.C.
               Windsor House
               50 Victoria Street
               London SW1H ONL
               ENGLAND

               Attention:  Stuart P. Chalfen

     with copies to:

               Brown & Williamson Tobacco Corporation
               1500 Brown & Williamson Tower
               P.O. Box 35090
               Louisville, Kentucky 40232

               Attention:  F. Anthony Burke

     and to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019

               Attention:  George T. Lowy; and

          (ii)  if to Seller,

               American Brands, Inc.
               1700 East Putnam Avenue
               Old Greenwich, Connecticut 06870-0811

               Attention:  Gilbert L. Klemann, II

     with copies to:

               American Brands, Inc.
               1700 East Putnam Avenue
               Old Greenwich, Connecticut 06870-0811

               Attention:  Arnold Henson
     and to:

               Chadbourne & Parke
               30 Rockefeller Plaza
               New York, New York 10112

               Attention:  Edward P. Smith.


          20.  INTERPRETATION; EXHIBITS AND SCHEDULES; CERTAIN
DEFINITIONS. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Matters disclosed by Seller in any Schedule referred to in Section 4 shall be deemed to be disclosed in all other such Schedules, other than Schedule 4(j), Schedule 4(k),
Schedule 4(l), Schedule 4(p) and Schedule 4(v). Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

          (b)  For all purposes hereof:

          (i)  "including" means including, without limitation;

          (ii) "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity;

          (iii) "the knowledge of Seller" means that Seller represents and warrants as to Seller's knowledge, and further that Seller has made due inquiry as to the subject matter covered by such representation or warranty of, and has received confirmation of the accuracy of such representation or warranty from, the officers of the Company or any Subsidiary set forth in Schedule 20(b); and

          (iv) "Business" means the tobacco business of Seller and its affiliates other than (A) that engaged in as of the date of this Agreement by Seller's English Company and its subsidiaries, (B) that of American Tobacco International Corporation in respect of the European Trademark Agreements, (C) that of Seller and its affiliates as contemplated under the terms of the Co-Existence Agreement entered into pursuant to Section 8(i) and (D) that arising from the business of Seller's wholly owned subsidiary, J.R.F. Realty, Inc., a Delaware corporation (as described in Schedule 4(f)).

          21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          22. ENTIRE AGREEMENT. This Agreement, the Buyer Confidentiality Agreement and the letter agreement dated January 5, 1994, between Buyer and Seller (the "Seller Confidentiality Agreement") contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Buyer Confidentiality Agreement or the Seller Confidentiality Agreement.

          23.  FEES.  Each party hereto hereby represents and warrants that
(a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Morgan Stanley & Co. Incorporated with respect to Seller and Merrill Lynch & Co., Lazard Freres & Co. and Lazard Brothers Co., Ltd. with respect to Buyer and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

          24. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          25. CONSENT TO JURISDICTION. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Seller and Buyer agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Buyer further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail in care of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, Attention of Managing Clerk, shall be effective service of process for any action, suit or proceeding brought against Buyer in any such court. Seller further agrees that service of process, summons, notice or document by hand delivery or registered mail in care of Chadbourne & Parke, 30 Rockefeller Plaza, New York, New York 10112, Attention of Managing Clerk, shall be effective service of process for any action, suit or proceeding brought against Seller in any such court. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          26. COMMENCEMENT OF ACTION, SUIT OR PROCEEDING. Prior to commencing any action, suit or proceeding relating hereto, the party seeking to commence such action, suit or proceeding shall notify the other party and attempt to resolve any differences or disputes in respect of such potential action, suit or proceeding on an amicable basis through negotiations, and either party may request that the Center for Public Resources, Inc. provide mediation services in connection with such negotiations. In no event, however, will such party be required to delay commencement of any such action, suit or proceeding for a period in excess of 30 days after the giving of such notice or beyond the expiration of any applicable statute of limitations.

          27. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                              AMERICAN BRANDS, INC.



                              by       Arnold Henson
                              ---------------------------------------------
                              Name:    Arnold Henson
                              Title:   Executive Vice President and
                                         Chief Financial Officer


                              B.A.T INDUSTRIES P.L.C.



                              by       Stuart P. Chalfen
                              ---------------------------------------------
                              Name:    Stuart P. Chalfen
                              Title:   The Solicitor

                      List of Exhibits and Schedules
                         Omitted from Exhibit 2 to
                        Current Report on Form 8-K
                         dated January 5, 1995 of
                           American Brands, Inc.



STOCK PURCHASE AGREEMENT
- ------------------------

     Exhibit A           Form of Opinion of Counsel to Seller
     Exhibit B-1         Form of Opinion of Counsel to Buyer
     Exhibit B-2         Form of Opinion of Counsel to B&W
     Exhibit C           Form of Opinion of The Solicitor of Buyer
     Exhibit D           Form of Opinion of General Counsel to B&W
     Exhibit E           Form of Indemnification Agreement
     Exhibit F           Form of Section 5(g)(iii) Certificate
     Exhibit G           Form of Co-Existence Agreement

     Schedule 4(b)       No Conflicts; Consents
     Schedule 4(d)       Organization and Standing; Books and Records
     Schedule 4(e)       Capital Stock of the Company and the Subsidiaries
     Schedule 4(f)       Equity Interests
     Schedule 4(g)       Financial Statements; Undisclosed Liabilities
     Schedule 4(h)       Taxes
     Schedule 4(i)       Assets Other Than Real Property Interests
     Schedule 4(j)       Owned and Leased Property
     Schedule 4(k)       Intellectual Property
     Schedule 4(l)       Contracts
     Schedule 4(m)       Litigation
     Schedule 4(n)       Insurance
     Schedule 4(o)       Benefit Plans
     Schedule 4(p)       Absence of Change or Events
     Schedule 4(q)       Compliance With Applicable Law
     Schedule 4(r)       Employee and Labor Matters
     Schedule 4(s)       Customer Accounts Receivable; Inventories
     Schedule 4(t)       Licenses; Permits
     Schedule 4(u)       Powers-of-Attorney
     Schedule 4(v)       Transactions With Affiliates
     Schedule 4(w)       Certain Contracts
     Schedule 5(b)       Ordinary Conduct
     Schedule 5(d)       Insurance
     Schedule 8(g)       Insurance Allocation Methodology
     Schedule 11(b)      Costs Not Subject to Environmental Indemnification
     Schedule 20(b)      List of Officers